Execution Copy

Exhibit 10.1

AMENDED AND RESTATED COLLABORATION
AND EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ARIAD PHARMACEUTICALS, INC.

AND

MERCK SHARP & DOHME CORP.

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1

2.	ADMINISTRATION OF THE COLLABORATION		20

		Joint Development Committee.	20
			22
	2.3	Joint Manufacturing Committee.	23
	2.4	Alliance Managers.	24
	2.5	Appointment of JDC, JMC and JCC Members and Alliance Managers	25
	2.6	Interests of the Parties.	25

	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS		25

	3.1	Implementation of Development Program.	25
	3.2	Supply of Proprietary Materials.	28
	3.3	Transfer of Clinical Trial and Regulatory Responsibility.	28
	3.4	Product Commercialization.	30
	3.5	Supply of Products for Development and Commercialization.	31
	3.6	Development and Commercialization Diligence.	33
	3.7		36
	3.8	Cooperation.	36
	3.9	Exchange of Reports; Information; Updates.	36
	3.10		40
	3.11	Reconciliation and Auditing of Development Costs and Commercialization Costs.	40
	3.12	Co-Promotion Option.	41
	3.13	Labeling.	43

4.	PAYMENTS		43

	4.1	Up-front Fee.	43
	4.2	Milestone Payments.	43
	4.3	Determination that Milestone Events have Occurred; Treatment of Combinations.	45
	4.4	Payment of Royalties; Royalty Rates; Accounting and Records.	46

i

5.	TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY; NON-SOLICITATION.		50

	5.1	Confidentiality.	50
	5.2	Publicity.	51
	5.3		52
	5.4	Prior Approved Publication.	52

	LICENSE GRANTS; EXCLUSIVITY; STANDSTILL AGREEMENT		53

	6.1	Licenses.	53
	6.2	Right to Sublicense.	55
	6.3	No Other Rights.	57
	6.4	Exclusivity.	57
	6.5	Standstill Agreement.	59

7.	INTELLECTUAL PROPERTY RIGHTS		60

	7.1	ARIAD Intellectual Property Rights.	60
	7.2	MERCK Intellectual Property Rights.	60
	7.3	Joint Technology Rights.	60
	7.4	Product Technology and Product Patent Rights.	60
	7.5	Patent Coordinators.	61
	7.6	Inventorship.	61

8.	FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS		61

	8.1	Patent Filing, Prosecution and Maintenance.	61
	8.2	Legal Actions.	62
	8.3	Trademark Prosecution and Registration.	64

9.	TERM AND TERMINATION		64

	9.1		64
	9.2		65
	9.3	Consequences of Termination of Agreement.	66
	9.4	Surviving Provisions.	69

	REPRESENTATIONS AND WARRANTIES		71

		Mutual Representations and Warranties.	71
	10.2	Additional Representations of ARIAD.	71

11.	INDEMNIFICATION		72

	11.1	Indemnification of MERCK by ARIAD.	72

	11.2	Indemnification of ARIAD by MERCK.	73
	11.3	Conditions to Indemnification.	73
	11.4	Indemnification Cap.	73
	11.5	Warranty Disclaimer.	73
	11.6	Limited Liability.	74

12.	MISCELLANEOUS		74

	12.1	Arbitration.	74
	12.2	Notices.	75
	12.3	Governing Law.	76
	12.4	Binding Effect.	76
	12.5	Headings.	76
	12.6	Counterparts.	76
	12.7	Amendment; Waiver.	76
	12.8	No Third Party Beneficiaries.	77
	12.9	Purposes and Scope.	77
	12.10	Assignment and Successors: Effect of Acquisition of ARIAD.	77
	12.11	Force Majeure.	77
	12.12	Interpretation.	77
	12.13	Integration; Severability.	78
	12.14	Further Assurances.	78

List of Exhibits and Schedules

Schedule 1	Description of Ridaforolimus

Schedule 2	Licensed Patent Rights

Schedule 3	Commercialization Transition Plan

Schedule 4	Development Transition Plan

Schedule 5	Manufacturing Cost

Schedule 6	Manufacturing Transition Plan

Schedule 7	Material Terms to be Included in Form of Co-Promotion Agreement

Schedule 8	Merck Global Human Health Guidance Documents

AMENDED AND RESTATED COLLABORATION

AND EXCLUSIVE LICENSE AGREEMENT

This AMENDED AND RESTATED COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of May 4, 2010 (the “Restated Effective Date”), by and among ARIAD Pharmaceuticals, Inc. a Delaware corporation with offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139 (“ARIAD”), and Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.), a Corporation organized under the laws of New Jersey with offices at One Merck Drive, Whitehouse Station, NJ 08889-0100 (“MERCK”).  Each of MERCK and ARIAD is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, ARIAD has developed and controls certain technology and proprietary materials related to mTOR inhibitor compounds, including its proprietary compound Ridaforolimus; and

WHEREAS, MERCK is engaged in the research, development and commercialization of human therapeutics; and

WHEREAS, the Parties entered into a Collaboration Agreement as of July 11, 2007 (the “Original Agreement”) and desire to enter into this Agreement to amend, restate and supercede the Original Agreement effective as of the Restated Effective Date, it being understood that the Parties’ relationship was governed by the Original Agreement prior to the Restated Effective Date, except as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.           DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 and in Schedule 5 attached hereto shall have the meanings specified.

1.1 “AAA” means the American Arbitration Association.

1.2 “Adverse Event” means any unfavorable and unintended change in the structure (signs), function (symptoms), or chemistry (laboratory data), of the body temporally associated with the use of a Product, whether or not considered related to the use of the Product.  Changes resulting from normal growth and development, which do not vary significantly in frequency or severity from expected levels, are not to be considered adverse experiences.  Examples of changes that are not adverse events may include, but are not limited to, teething, typical crying in infants and children, and onset of menses or menopause occurring at a physiologically appropriate time.

1.3 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means (a) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.4 “Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of the Net Sales for such Calendar Year.

1.5 “API” means the active pharmaceutical ingredient known as Ridaforolimus or any other Collaboration Compound being Developed and Commercialized hereunder.

1.6 “Applicable Laws” means any Federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.7 “Approved Manufacturer” shall mean any Third Party manufacturer, as the case may be (i) with which ARIAD or MERCK or any of  their Affiliates contracts for the Manufacture of API or any intermediate for API, or (ii) with which MERCK or any of its Affiliates contracts for the Manufacture of Product, in each case (clause (i) or (ii)) in order to fulfill its obligations under this Agreement, the Supply Agreement or the New Supply Agreement, and which the Parties have approved.

1.8 “ARIAD Background Technology” means any Technology that is used by ARIAD, or provided by ARIAD for use, in the Development Program and that is (a) Controlled by ARIAD as of the Effective Date, or (b) conceived or first reduced to practice by employees of, or consultants to, ARIAD after the Effective Date other than in the conduct of ARIAD Development Activities and without the use, in any material respect, of any MERCK Technology, MERCK Patent Rights or MERCK Materials.  For purposes of clarity, ARIAD Background Technology shall not include ARIAD Program Technology, Program Biomarker Technology or ARIAD’s interest in Joint Technology.

1.9 “ARIAD Commercialization Activities” means the Commercialization activities specified by MERCK in writing and agreed to by ARIAD to be conducted by ARIAD in the Commercialization Transition Plan or after completion of the Commercialization Transition Plan, solely to the extent requested by MERCK in writing and agreed to by ARIAD, with the specific ARIAD activity and associated expense approved in advance in writing by MERCK.

1.10 “ARIAD Development Activities” means the Development activities specified by MERCK in writing and agreed to by ARIAD to be conducted by ARIAD in the Development Transition Plan or the Manufacturing Transition Plan or in any Global Development Plan (or amendment thereto).

1.11 “ARIAD Materials” means any Proprietary Materials that are Controlled by ARIAD and used by ARIAD, or provided by ARIAD for use, in the Development Program.

1.12 “ARIAD Patent Rights” means any Patent Rights that contain one or more claims that cover ARIAD Technology.  For purposes of clarity, ARIAD Patent Rights includes all Licensed Patent Rights and all ARIAD Program Patent Rights.

1.13 “ARIAD Program Patent Rights” means any Patent Rights Controlled by ARIAD that contain one or more claims that cover ARIAD Program Technology.

1.14 “ARIAD Program Technology” means (a) any Product Technology, and (b) any Program Technology other than Product Use Technology that is conceived or first reduced to practice by employees of, or consultants to, ARIAD, alone or jointly with any Third Party, without the use, in any material respect, of any MERCK Technology, MERCK Patent Rights, MERCK Materials or Joint Technology.

1.15 “ARIAD Technology” means, collectively, ARIAD Background Technology and ARIAD Program Technology.

1.16 “Back-Up Compound” means any Rapamycin Derived mTOR Inhibitor within the claims of U.S. Patent No. [***] or any other Rapamycin Derived mTOR Inhibitor discovered by ARIAD, or jointly by ARIAD and MERCK, and covered by a patent application filed by ARIAD and/or MERCK, in either case that is designated by the JDC for further Development as a Back-Up Compound pursuant to Section 3.1.5.

1.17 “Biomarker” means a specific protein, protein isoform, nucleic acid sequence, gene expression profile, single nucleotide polymorphism profile, microRNA profile, genomic alteration  profile, metabolite,  metabolic profile and/or other molecular feature, alone or in combination, the presence or level of which correlates with and/or predicts (a) the inhibition or activation of mTOR or the mTOR pathway, (b) the performance characteristics (including, without limitation, safety, efficacy and tolerability) of a Collaboration Compound, alone or in combination with other treatments, (c) the severity, characteristics or prognosis of a Cancer Indication, or (d) the responsiveness of patients to a treatment with an mTOR Inhibitor, alone or combination with other treatments.

1.18 “Biomarker Information” means any data, information or know-how that pertains to Biomarkers and that is discovered, created, or developed (i) in the Development Program, including as a result of any pre-clinical, non-clinical or clinical testing of a Collaboration Compound in cells, animals or humans, including testing of a biological material (such as fluid,  tissue or tumor samples, (ii) with the use of any biological materials, data or information developed in or resulting from the Development Program or otherwise funded by one or both Parties in the Collaboration, or (iii) with the use of any Biomarker Information described in the preceding clauses (i) or (ii).

1.19 “Branding” means determining all matters relating to branding of any Product, including without limitation, brand names, product logos, branding colors, positioning and key messages to be incorporated in promotional materials.

1.20 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.21 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.22 “Cancer Indication” means any Sarcoma Indication, Major Cancer Indication, or Other Cancer Indication.

1.23 “Challenge” means any challenge to the validity or enforceability of any of the ARIAD Patent Rights, including without limitation by (a) filing a declaratory judgment action in which any of the ARIAD Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of any of the ARIAD Patent Rights pursuant to 35 U.S.C. §302 and/or §311, or provoking or becoming a party to an interference with an application for any of the ARIAD Patent Rights pursuant to 35 U.S.C. §135; or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the ARIAD Patent Rights in any country.

1.24 “Clinical Product” means Product, in the form appropriate for a particular use, for use by MERCK and ARIAD and their Affiliates and sublicensees in Clinical Trials, the Development Program or for other non-commercial purposes.

1.25  “Clinical Trial” means a clinical study of a Product involving the administration of Product to patients for any Indication, and includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial and Phase 5 Clinical Trial as applicable.

1.26 “Collaboration” means the alliance of ARIAD and MERCK established pursuant to this Agreement for the purposes of Developing Products and Commercializing Products in the Field in the Territory.

1.27 “Collaboration Compounds” means, collectively, (a) Ridaforolimus, and (b) any Back-Up Compounds.

1.28 “Commercially Reasonable Efforts” means, with respect to activities of  a Party in the Development or the Commercialization of a particular Product, the efforts and resources typically used by that Party (or if the Party does not engage in that activity for other products or compounds, by  biotechnology and/or pharmaceutical companies that are similar in size) in the development of product candidates or the commercialization of products of comparable market potential, taking into account all relevant factors including, as applicable and without limitation, stage of development, mechanism of action, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining Commercialization Regulatory Approval,  and actual or projected profitability. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.29 “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Product, both before and after Commercialization Regulatory Approval has been obtained, including activities related to marketing, promoting, Detailing, distributing, Manufacturing (other than Manufacturing Development or Manufacturing for use in Development), importing, selling and offering to sell Product and/or conducting post-marketing human clinical studies (including Phase 5 Clinical Trials) with respect to any Targeted Indication with respect to which Commercialization Regulatory Approval has been received or for a use that is subject of an investigator-initiated study program, and interacting with Regulatory Authorities regarding the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.30 “Commercialization Cost” means the sum of (a) Sales and Marketing Cost; (b) any reasonable internal and out-of-pocket costs, expenses and fees incurred in prosecuting, maintaining, enforcing and defending the Product Trademark, or MERCK Patent Rights covering a Product; (c) subject to Section 10.2.1(g), License Fees, (d) any internal or out-of-pocket cost or expense expressly relating to Commercialization of a Product and (e) any internal or out-of-pocket cost or expense incurred in the performance of the Commercialization Transition Plan; provided that no internal or out-of-pocket cost or expense incurred by ARIAD after the Restated Effective Date shall be a Commercial Cost unless it is incurred in the conduct of an ARIAD Commercialization Activity.

1.31 “Commercialization Regulatory Approval” means, with respect to any Product, the Regulatory Approval required by Applicable Laws to sell such Product for use for an Indication in the Field in a country or region in the Territory, as well as, to the extent applicable, pricing approvals and government reimbursement approvals, even if not legally required to sell Product in a country.  For purposes of clarity, (a) “Commercialization Regulatory Approval” in the United States shall mean final approval of an NDA or sNDA permitting marketing of the applicable Product in interstate commerce in the United States; (b) “Commercialization Regulatory Approval” in the European Union shall mean marketing authorization for the applicable Product granted either by a Regulatory Authority in any Major European Country or by the EMEA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended, together with the first pricing approval and government reimbursement approval for the applicable Product granted by a Regulatory Authority in any Major European Country or by the EMEA, as the case may be; and (c) “Commercialization Regulatory Approval” in Japan shall mean final approval of an application submitted to the Ministry of Health, Labor and Welfare and the publication of a New Drug Approval Information Package permitting marketing of the applicable Product in Japan, together with pricing approval and government reimbursement approval,  as any of the foregoing may be amended from time to time.

1.32 “Commercialization Transition Plan” means the plan for transition of Commercialization  responsibilities from ARIAD to MERCK set forth in Schedule 3.

1.33 “Confidential Information” means (a) with respect to ARIAD, all tangible embodiments of ARIAD Technology, (b) with respect to MERCK, all tangible embodiments of MERCK Technology and (c) with respect to each Party, (i) all tangible embodiments of Joint Technology and (ii) all information, Technology and Proprietary Materials disclosed or provided by or on behalf of such Party (the “disclosing Party”) to the other Party (the “receiving Party”) or to any of the receiving Party’s employees, consultants, Affiliates or sublicensees; provided, that, none of the foregoing shall be Confidential Information if: (A) as of the date of disclosure, it is known to the receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such receiving Party; (B) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the receiving Party; (C) it is obtained by the receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (D) it is independently developed by or for the receiving Party without reference to or use of any Confidential Information of the disclosing Party as demonstrated by contemporaneous credible written documentation.  For purposes of clarity, unless excluded from Confidential Information pursuant to the proviso at the end of the preceding sentence, any scientific, technical, manufacturing or financial information of a Party that is disclosed at any meeting of the JDC, the JMC, the JCC, or the MERCK Product Development Team or disclosed through an audit report shall constitute Confidential Information of the disclosing Party.

1.34 “Control” or “Controlled” means (a) with respect to Technology (other than Proprietary Materials) or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any Third Party and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any Third Party and without violating any Applicable Laws.

1.35 “Co-Promotion” or “Co-Promote” means, with respect to each Co-Promoted Product, the joint Detailing of such Co-Promoted Product under the same Product Trademark in the Co-Promotion Territory using a coordinated field sales force consisting of Representatives of both MERCK and ARIAD.

1.36 “Detail” means with respect to a Co-Promoted Product, an interactive,  personal, live, contact of a Representative within the Co-Promotion Territory with a medical professional with prescribing authority or other individuals or entities that have a significant impact or influence on prescribing decisions, in an effort to increase physician prescribing preferences of such Co-Promoted Product for its approved uses within the Co-Promotion Territory.  When used as an adjective, “Detailing” means of or related to performing Details.

1.37 “Development” or “Develop” means, with respect to each Product, (i) all non-clinical and clinical activities designed to obtain Regulatory Approval of such Product in accordance with this Agreement up to and including the obtaining of Commercialization Regulatory Approval of such Product, including without limitation, Phase 4 Clinical Trials, the development of Biomarkers, Biomarker Information and Program Biomarker Technology, regulatory toxicology studies, DMPK studies, statistical analysis and report writing, Clinical Trial design and operations, preparing and filing Drug Approval Applications, and all regulatory affairs related to the foregoing; and (ii) Manufacturing Development.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.38 “Development Costs” means the reasonable out-of-pocket costs and internal costs incurred by a Party (or for its account by an Affiliate or a Third Party) after the Effective Date (i) in the performance of the Development Transition Plan or the Manufacturing Transition Plan or (ii) that are generally consistent with the respective Development and Manufacturing Development activities of such Party in the applicable Global Development Plan and are attributable to the Development of a Product.  For purposes of this definition (a) out-of-pocket costs means the actual amounts paid to a Third Party for specific (i) activities under the Development Transition Plan or the Manufacturing Transition Plan or (ii) external Development activities applicable to a Product, including, without limitation all filing fees required for and other costs associated with, any Regulatory Filings and all patent expenses applicable to a Product; (b) internal costs means the applicable FTE Rate multiplied by the number of FTE hours utilized in the relevant period on (i) activities under the Development Transition Plan or the Manufacturing Transition Plan or (ii) activities directly relating to Development in accordance with the Global Development Plan; and (c) the reasonable out-of-pocket and internal costs shall include the cost of Manufacturing or obtaining Collaboration Compounds or Products or raw materials or intermediates therefore for use in the activities in clause (a) or (b).  For the avoidance of doubt, Development Costs shall include the costs incurred by either Party (i) in conducting Clinical Trials other than Phase 5 Clinical Trials with respect to a Product, including, without limitation, all costs incurred with respect to the initial Phase 3 Clinical Trial for a Sarcoma Indication, (ii) all internal and out-of-pocket costs filing, prosecution, maintenance, enforcement and defense of Patent Rights applicable to a Product, and (iii) the cost of acquisition of raw materials, intermediates, Ridaforolimus and Product on hand or ordered and paid for by ARIAD as of the Effective Date that are to be used in the Development Program.  Notwithstanding the above, costs incurred before the Effective Date with respect to the initial Phase 3 Clinical Trial for a Sarcoma Indication shall be included in Development Costs.

1.39 “Development Program” means, with respect to each Product, the Development program (including the Manufacturing Development program) conducted under the Original Agreement and to be conducted by the Parties hereunder during the Term with respect to such Product pursuant to the Global Development Plans.

1.40 “Development Transition Plan” means the plan for transition of Development (including clinical, pre-clinical, regulatory and safety) responsibilities from ARIAD to MERCK set forth in Schedule 4.

1.41 “Diagnostic Product” means a product or kit using Biomarker Information or Program Biomarker Technology which is developed by or on behalf of the Parties and intended to be commercialized to test, identify, diagnose, screen or monitor a human condition or disease, or to predict or evaluate the responsiveness of a patient to treatment or a combination of treatments, other than in the Excluded Uses.

1.42 “Dimerizer” means a bivalent small-molecule compound used to bring into proximity two engineered fusion proteins.

1.43 “Drug Approval Application” means, with respect to each Product in a particular country or region, an application for Commercialization Regulatory Approval for such Product in such country or region, including without limitation: (a) an NDA or sNDA; (b) a counterpart of an NDA or sNDA in any country or region in the Territory; and (c) all supplements and amendments to any of the foregoing.

1.44 “DMF” shall mean a Drug Master File maintained with the FDA or its equivalent maintained with a Regulatory Authority in other countries within the Territory.

1.45 “Effective Date” means the “Effective Date” as defined in the Original Agreement.

1.46 “European Union” means all countries that comprise the European Union (whether on the Effective Date or at any time during the Term).

1.47 “Excepted Decision” means any decision to amend, modify or change the [***] for the SUCCEED Trial, in each case as such documents have been agreed upon by the Parties contemporaneously with the execution hereof.  For clarity, Excepted Decisions may only be made in accordance with Section 2.1.5.

1.48 “Excluded Uses” means the use of any Product (a) in a stent or other Medical Device for which ARIAD has granted, or may hereafter grant, rights to a third Party or (b) as a Dimerizer for use in gene therapy, cell therapy or vaccines.

1.49 “FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

1.50 “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.51 “Field” means all uses, including  without limitation the treatment, delay or prevention in humans of all Targeted Indications, other than the Excluded Uses.

1.52 “First Commercial Sale” means, with respect to a Product in a country in the Territory, the first sale, transfer or disposition for value to an end user of such Product in such country; provided that any sale to an Affiliate or Sublicensee will not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Product; and provided further that any sale on a cost reimbursement basis for use in a Clinical Trial or other distribution for use in a Clinical Trial will not constitute a First Commercial Sale.

1.53 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.54 “FTE” shall mean [***][***]hours of work devoted to or in support of Development or Commercialization of Products in accordance with a Global Development Plan or Product Commercialization Plan that is carried out by one or more employees, contract personnel or consultants of a Party (other than field sales force personnel), measured in accordance with such Party’s normal time allocation practices from time to time.  In no event shall an individual account for more than one FTE year in any Calendar Year.

1.55 “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.56 “FTE Rate” means a rate of [***]dollars ($[***]) per FTE per annum for personnel engaged in Development. The FTE Rate shall be adjusted annually for each Calendar Year after 2010 to be equal to the FTE Rate for the previous Calendar Year plus a percentage increase equal to the [***], since the Effective Date, or if later, since the date of the last adjustment.

1.57 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.58 “GLP” means the then current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of foreign jurisdictions, comparable regulatory standards promulgated or endorsed by the applicable Regulatory Authority, including those procedures expressed in or contemplated by any Regulatory Filings.

1.59 “Global Development Plan” means, with respect to each Product, a written summary of the Development Program to be conducted for such Product to be provided by MERCK to ARIAD as set forth in Section 3.1.2(a), together with updates provided in accordance with Section 3.1.2(a) in conjunction with JDC meetings.

1.60 “GMP" means current Good Manufacturing Practices that apply to the Manufacture of API and Clinical Product, including, without limitation, the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210, 211 and 600-680, as may be amended from time-to-time, as well as all applicable guidance published by the FDA from time-to-time .  The Parties may agree to change this definition in the Supply Agreement.

1.61 “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.62 “IND” means: (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.63 “Indication” means any human disease or condition in the Field which can be treated, prevented, cured or the progression of which can be delayed.

1.64 “Initiation” means, with respect to a human Clinical Trial, the first date that a subject or patient is dosed in such Clinical Trial.

1.65 “Joint Commercialization Committee” or “JCC” means the committee comprised of ARIAD and MERCK representatives established pursuant to Section 2.2.

1.66 “Joint Development Committee” or “JDC” means the committee composed of ARIAD and MERCK representatives established pursuant to Section 2.1.

1.67 “Joint Manufacturing Committee” or “JMC” means the committee composed of ARIAD and MERCK representatives established pursuant to Section 2.3 of this Agreement and the Supply Agreement.

1.68 “Joint Patent Rights” means Patent Rights that contain one or more claims that cover Joint Technology.

1.69 “Joint Technology” means (i) any Program Technology, other than Product Technology, that is (a) jointly conceived or reduced to practice by one or more employees of or consultants to MERCK and one or more employees of or consultants to ARIAD or (b) conceived or first reduced to practice solely by one or more employees of, or consultants to, a Party resulting from the use in any material respect of (i) any Technology, Patent Rights or Proprietary Materials Controlled by the other Party and/or (ii) any Product Use Technology; provided however, that the use by a Party of fluid, tissue or tumor samples or data collected by either Party in the Development Program in the discovery or development of Biomarker Information or Biomarkers or otherwise other than used in connection with Biomarkers for use with mTOR Inhibitors shall not cause such Biomarker Information or Biomarkers or other inventions to be Joint Technology.  For clarity, Biomarkers for use with mTOR Inhibitors discovered or developed as a result of the use by a Party of fluid, tissue or tumor samples or data collected by either Party in the Development Program shall be Joint Technology.

1.70 “Knowledge” or “Known” means, with respect to ARIAD, [***] of ARIAD.

1.71 “Launch” means, with respect to a Product in a country, First Commercial Sale of Product in the country after approval of an NDA or equivalent in such country.

1.72 “License Fees” means all upfront payments, milestone payments, license fees, royalties or other payments, payable to any Third Party by either Party under any Third Party license agreement following the first Commercialization Regulatory Approval of a Co-Promoted Product to the extent such payments are attributable to sale of a Co-Promoted Product in the U.S. Territory.

1.73 “Licensed Patent Rights” means any ARIAD Patent Rights and ARIAD’s interest in Joint Patent Rights that (a) contain one or more claims that cover any Product (including its Manufacture or its formulation or a method of its delivery or of its use); and (b) are necessary for MERCK to exercise the licenses granted to it pursuant to Sections 6.1.1(a), (b) and (c).  For purposes of clarity, the Licensed Patent Rights existing as of the Effective Date include, without limitation, the Patent Rights listed on Schedule 2 attached hereto.

1.74 “Licensed Technology” means any ARIAD Technology and ARIAD’s interest in Joint Technology that (a) relates to any Product (including its Manufacture or its formulation or a method of its delivery or of its use) and (b) is necessary for MERCK to exercise the licenses granted to it pursuant to Sections 6.1.1(a), (b) and (c) and the rights and obligations of MERCK under the Supply Agreement.

1.75 “Major Cancer Indication” means, collectively, [***].

1.76 “Major European Country” means each of the United Kingdom, France, Germany, Italy or Spain.

1.77 "Manufacture” or “Manufacturing” or “Manufactured" has the meaning set forth in the Supply Agreement.

1.78 “Manufacturing Cost” has the meaning set forth in Schedule 5.

1.79 “Manufacturing Development” means, with respect to API or Product, all activities related to the optimization of a commercial-grade Manufacturing process for the Manufacture of API or Product including, without limitation, test method development and stability testing, formulation, validation, productivity, trouble shooting and second generation formulation, process development, Manufacturing scale-up, strain improvements, development-stage Manufacturing, and quality assurance/quality control development.

1.80 “Manufacturing Transition Plan” means the plan for the transfer of Licensed Technology, Regulatory Approvals and responsibilities for the Manufacture of Ridaforolimus from ARIAD to MERCK pursuant to the Manufacturing Transition Plan set forth in Schedule 6 attached hereto.

1.81 “Marketed Product” shall have the meaning set forth in the Supply Agreement.

1.82 "Materials" shall mean all raw materials, including without limitation, API, excipients, components, containers, labels and packaging materials necessary for the Manufacture of API, Clinical Product or Marketed Product.  For the avoidance of doubt, Materials shall not include API with respect to the Manufacture of API by ARIAD.  It is agreed that the Parties may agree to change the definition of Materials in the Supply Agreement.

1.83 “Medical Device” means any device implanted permanently inside a blood vessel of a patient to release any formulation of a drug to the local area of treatment aimed at treatment of any structural abnormality or functional impairment of blood vessels which results from a medical condition other than cancer, excluding any device which (i) infuses or systemically delivers a drug into the blood, (ii) delivers a separately packaged drug (e.g., in a bottle) to the local area of treatment in the blood vessel, or (iii) delivers a drug from a reservoir or chamber packaged with or incorporated in such device to the local area of treatment in the blood vessel.  For clarity, any device for the treatment, prevention or delay of cancer will not be a Medical Device.

1.84 “MERCK Background Technology” means any Technology that is used by MERCK, or provided by MERCK for use, in the Development Program and that is (a) Controlled by MERCK as of the Effective Date, or (b) conceived or first reduced to practice by employees of, or consultants to, MERCK after the Effective Date other than in the conduct of MERCK Development Activities and without the use in any material respect of any ARIAD Technology, ARIAD Patent Rights or ARIAD Materials.  For purposes of clarity, MERCK Background Technology shall not include MERCK Program Technology, Program Biomarker Technology or MERCK’s interest in Joint Technology.

1.85 “MERCK Development Activities” means the Development activities specified to be conducted by MERCK in any Global Development Plan (or amendment thereto).

1.86 “MERCK’s Global Health Guidance Documents” means the MERCK documents listed on Schedule 8, as in effect from time-to-time.

1.87 “MERCK Materials” means any Proprietary Materials that are Controlled by MERCK and used by MERCK, or provided by MERCK for use, in the Development Program.

1.88 “MERCK Patent Rights” means any Patent Rights Controlled by MERCK that contain one or more claims that cover MERCK Technology.

1.89 “MERCK ROW Product Commercialization Plan” means, with respect to each Product, the written product commercialization plan for the Commercialization of such Product in the ROW Territory.

1.90 “MERCK Program Patent Rights” means any Patent Rights that contain one or more claims that cover MERCK Program Technology.

1.91 “MERCK Program Technology” means any Program Technology, other than Product Technology and Product Use Technology that is conceived or first reduced to practice by employees of, or consultants to, MERCK, alone or jointly with any Third Party, without the use in any material respect of any ARIAD Technology, ARIAD Patent Rights, ARIAD Materials or Joint Technology.

1.92 “MERCK Technology” means, collectively, MERCK Background Technology and MERCK Program Technology.

1.93 “mTOR Inhibitor” means any compound that directly inhibits the activity or expression of the human protein known as mammalian target of rapamycin or “mTOR” (UniProtKB/SwissProt database entry P42345).

1.94 “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to sell a Product in the United States.

1.95 “Net Sales” means [***] or any of its Affiliates or Sublicensees, as the case may be, [***]for sales or other dispositions or transfers for value of [***] actually allowed and taken, [***], if prepaid by the Seller and included on Seller’s bill or invoice  or as a separate item, (c) [***] pursuant to agreements (including, without limitation, managed care agreements) or government regulations, to the extent actually allowed, [***] similarly incurred  to the extent included on the bill or invoice  or as a separate item.  In addition, Net Sales are subject to the following:

(a)           If the Seller or any of its Affiliates effects a sale, disposition or transfer of [***], the Net Sales of such Product to such customer shall be [***] of such Product.  For purposes of this subsection (a), [***] shall mean the value that would have been derived had [***].

(b)           In the case of [***], all discounts and the like shall be allocated among products on the basis on which such discounts and the like were actually granted or, if such basis cannot be determined, [***].

(c)           For purposes of clarity, (i) use of any [***] or other research or development activities, or disposal or transfer [***] give rise to any Net Sales and (ii) use of any Product in an [***] deemed sale for purposes of this definition unless the Seller or its Affiliates or sublicensees [***] of the Seller’s Manufacturing Cost to supply such Product.

1.96 “Non-Cancer Indications” means any Indication that is not a Cancer Indication.

1.97 “Other Cancer Indications” means any type or class of cancer that is not a Major Cancer Indication or a [***], including without limitation, [***].

1.98 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.99 “Permitted Pre-Clinical Research” means pre-clinical research conducted by (a) ARIAD (or by an Affiliate of ARIAD or by a Third Party under an agreement with ARIAD) for any Non-Cancer Indication for any Collaboration Compound, and (ii) MERCK (or by an Affiliate of MERCK or by a Third Party under an agreement with MERCK) for any Non-Cancer Indication other than Excluded Uses for any Collaboration Compound.

1.100 “Permitted Transactions” means any agreement by and between a Party and (a) any Third Party pursuant to which such Third Party conducts contract services permitted pursuant to Section 6.2.1 of this Agreement or (b) any Third Party non-profit or academic institution, which agreement provides for the grant to  the Party entering into the agreement of all rights to Technology and Patent Rights relating to the use of mTOR Inhibitors in the Field that are conceived or reduced to practice by any party under such agreement, with the right to sublicense to the other Party.

1.101 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.102 “Phase 1 Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.103 “Phase 2 Clinical Trial” means, as to a particular Product for any Indication, a Clinical Trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.104 “Phase 3 Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.105 “Phase 4 Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and required as a condition to, or for the maintenance of, any Regulatory Approval for a Product in the Territory.

1.106 “Phase 5 Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and not required as a condition to, or for the maintenance of, any Regulatory Approval for a Product in the Territory.  For avoidance of doubt, such Phase 5 Clinical Trials are commonly referred to as “marketing” Clinical Trials.

1.107 “Pricing” means determining Product pricing at all levels, including wholesale, retail, hospital, clinic, health care provider, HMO, non-profit entity or government entities, including average sales price, average wholesale price and best price.

1.108 “Product” means any pharmaceutical or medicinal item, substance or formulation that is comprised of or contains a Collaboration Compound (whether or not such Collaboration Compound is the sole active ingredient).  For purposes of clarity, Product includes Co-Promoted Product.

1.109 “Product Commercialization Plan” means, with respect to each Product, the written plan for the Commercialization of such Product in the Territory (including, without limitation, a reasonably detailed summary of the strategy and proposed timelines), as such plan may be amended or updated.  Each Product Commercialization Plan shall include for each of the U.S. Territory and the ROW Territory, (a) the Commercialization objectives, [***]; (b) a timeline for such activities, including projected milestones and estimated launch date(s); and (c) a sales forecast (including at least two (2) years of estimated sales).  Each Product Commercialization Plan, and update to each Product Commercialization Plan, shall be prepared by MERCK and provided to the JCC.

1.110 “Product Delivery Technology” means any Program Technology that covers the formulation or delivery of any Collaboration Compound or any Product.

1.111 “Product Technology” means any Program Technology that covers the composition of matter of any Collaboration Compound or the final chemical synthesis step used to convert rapamycin to API of any Collaboration Compound.

1.112 “Product Trademark” means any trademark or trade name, whether or not registered, or any trademark application or renewal, extension or modification thereof, in the Territory, or any trade dress and packaging, in each case (a) that are applied to or used with any Product by MERCK and (b) together with all goodwill associated therewith and promotional materials relating thereto.

1.113 “Product Use Technology” means any Program Technology that covers (i) the use of any mTOR Inhibitor, and/or (ii) the use of any Biomarker with any mTOR Inhibitor.  Without limiting the generality of the foregoing, Product Use Technology includes methods of treatment, combinations with other drugs, and the use of Biomarkers in connection with the treatment of patients with an mTOR Inhibitor.

1.114 “Program Biomarker Technology” means any Technology that constitutes a Biomarker or covers any Biomarker that is both (a) Program Technology and (b) conceived or first reduced to practice solely by one or more employees of, or consultants to, a Party, or jointly by one or more employees of, or consultants to, each Party, in either case resulting from use in any material respect of any biological materials, data, or information developed in, resulting from, or funded by the Parties in, the Collaboration.

1.115 “Program Technology” means any Technology (including, without limitation, any new and useful process, method of manufacture or composition of matter) or Proprietary Material that is conceived and first reduced to practice (actually or constructively) by either Party or jointly by both Parties in the conduct of the Development Program and/or in the Commercialization of Products; provided however, that the use by a Party of fluid, tissue or tumor samples or data collected by either Party in the Development Program in the discovery or development of Biomarker Information or Biomarkers or otherwise other than used in connection with Biomarkers for use with mTOR Inhibitors shall not cause such  Biomarker Information or Biomarkers or other inventions to be Program Technology.  For clarity, Biomarkers for use with mTOR Inhibitors discovered or developed as a result of the use by a Party of fluid, tissue or tumor samples or data collected by either Party in the Development Program shall be Program Technology.

1.116 “Proprietary Materials” means tangible chemical, biological or physical materials (a) that are furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the transferring Party, or (b) that are otherwise conceived or reduced to practice in the conduct of the Development Program and/or in connection with the Commercialization of Products.

1.117 “Rapamycin Analog” means any chemical derivative of rapamycin or any variant of rapamycin produced by fermentation.

1.118 “Rapamycin Derived mTOR Inhibitor” means an mTOR Inhibitor that is a Rapamycin Analog.

1.119 “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the Manufacture, use, storage, importation, exportation, transport, distribution or sale of a Product in such country or region. (including without limitation all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.120 “Regulatory Authority” means the FDA, or any counterpart of the FDA outside the United States, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing or sale of a Product.

1.121 “Regulatory Filings” means, collectively: (a) all INDs, NDAs, BLAs, establishment license applications, DMFs, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.122 “Responsible Party” means the Party that is primarily responsible for the Development of a Product under a Development Program or the Commercialization of a Product.  For purposes of clarity, (a) subject to the terms of the Supply Agreement and at MERCK’s sole discretion, [***] the Manufacture and supply of API until the termination of the Supply Agreement in accordance with Section 3.5.1 hereof; (b) MERCK shall be the Responsible Party for (i) Development and Commercialization of Products for all Cancer Indications in the Territory and (ii) subject to the terms of the Supply Agreement (until the termination of the Supply Agreement in accordance with Section 3.5.1 hereof), the Manufacture and supply of Product for all Indications in the Territory.

1.123 “Ridaforolimus” means the compound Controlled by ARIAD and described more fully on Schedule 1 attached hereto.

1.124 “ROW Territory” means all of the countries and territories of the world other than the U.S. Territory.

1.125 “Royalty Term” means, (i) with respect to each Product in each country in the Territory, the period beginning on the date of First Commercial Sale of such Product in such country and ending on the later to occur of (a) expiration of the last to expire Valid Claim of the ARIAD Patent Rights, MERCK Patent Rights or Joint Patent Rights in such country that covers the composition of matter or sale or import of the Collaboration Compound contained in such Product or its use for any indication for which Commercialization Regulatory Approval has been obtained in such country, or (b) [***] ([***]) [***] from the date of the First Commercial Sale of such Product in such country.

1.126 “Sarcoma Indication” means any cancer of the connective or supportive tissue that is generally known in medical practice as a sarcoma.

1.127 “Serious Adverse Event” means any untoward medical occurrences that at any dose results in any of the following: death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or, is a congenital anomaly/birth defect

1.128 “sNDA” means a Supplemental New Drug Application, as defined in the FDCA and applicable regulations promulgated thereunder.

1.129 “Sublicensee” means any Affiliate or Third Party to which a Party grants a sublicense in accordance with Section 6.2.

1.130 “Sublicense Agreement” means any agreement by and between a Party and a Sublicensee which is entered into in accordance with Section 6.2.

1.131 “SUCCEED Trial” means the Phase 3 Clinical Trial of oral Ridaforolimus in metastatic sarcomas currently being sponsored by ARIAD.

1.132 “Targeted Indications” means, collectively, the following Indications: (a) [***] Indications; (b) [***] Indications; (c) [***] Indications; and (d) Non-Cancer Indications.

1.133 “Technology” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including without limitation: (a) methods of Manufacture or use of, and structural and functional information pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including any negative results).

1.134 “Territory” means all countries and territories of the world, consisting of the U.S. Territory and the ROW Territory.

1.135 “Third Party” means a Person other than MERCK and ARIAD and their respective Affiliates.

1.136 “Third Party Data Provider” means IMS Health and/or any other Third Party reasonably acceptable to the Parties that performs market analyses and provides sales data for the biotechnology or pharmaceutical industry.

1.137 “U.S. Territory” means the United States of America and its territories, including, without limitation, Puerto Rico and the U.S. Virgin Islands.

1.138 “Valid Claim” means any claim of a pending patent application or an issued unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

Additional Definitions.  In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section
Abandonment Party	8.1.5
Alliance Manager	2.4.1
Anticipated Launch Date	3.12.2
Appointing Party	2.5.2
Arbitration Matter	12.1
ARIAD API Manufacturing Know-How	3.5.1(B)
ARIAD Indemnitees	11.2
Assuming Party	8.1.5
Back-Up Compound	3.1.5
Basic Detail Percentage	3.12.2
Claims	11.1
Collaborator IP Rights	6.4.3
Combination Product	4.4.1(b)
Competing Drug	4.4.1(a)(ii)
Competitive mTOR Inhibitor Activity	3.6.2(b)
Co-Promoted Product	3.12.2
Co-Promotion Agreement	3.12.3(a)
Co-Promotion Option	3.12.2
Co-Promotion Territory	3.12.2
Diagnostic Product Agreement	3.1.2(c)
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	8.2.1(a)(i)
Infringement Notice	8.2.1(a)(i)
Losses	11.1
Medical Device Collaborators	3.5.4(a)
MERCK Indemnitees	11.1
MERCK Manufacturing Technology and Patent Rights	6.1.2(c)
New Supply Agreement	3.5.4(b)
Non-Agreement mTOR	3.6.2(b)
Original Agreement	Preamble
Other Permitted Licensees	3.5.4(a)
Other Products	4.4.1(b)
Patent Coordinator	7.5
Program Confidential Information	6.4.4(c)
reasonably estimated commercial value	4.4.1(b)
Recipient Party	3.2
Restated Effective Date	Preamble
SDEP	3.9.4(a)
Supplemental Details Terminated Indication	3.12.3(a) 9.4
Transferring Party	3.2
weighted average sales price	4.4.1(b)

2.           ADMINISTRATION OF THE COLLABORATION

2.1 Joint Development Committee.

2.1.1 Establishment.  ARIAD and MERCK shall continue the Joint Development Committee.  The JDC shall have and perform the responsibilities set forth in Section 2.1.4.  Unless otherwise agreed by the Parties, the term for the JDC shall continue until the completion of all Development activities for Products.

2.1.2 Membership.  Each of ARIAD and MERCK shall designate in writing an equal (not less than two (2)) number of representatives to the JDC. One representative of MERCK shall be designated as Chair of the JDC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party.

2.1.3 Meetings.

(a) Schedule of Meetings; Agenda.  The JDC shall establish a schedule of times for regular meetings.  Special meetings of the JDC may be convened by the Chair upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon not less than ten (10) days) written notice to the other members; provided that (i) notice of any such special meeting may be waived at any time, either before or after such meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  In no event shall the JDC meet less frequently than once each Calendar Quarter.  Regular and special meetings of the JDC may be held in person or by teleconference or videoconference; provided that meetings held in person shall be held at the offices of MERCK in New Jersey or Pennsylvania or at other locations mutually agreeable to the JDC members; provided that ARIAD members may choose to attend by teleconference or videoconference, notwithstanding that the meeting is being held in person by the MERCK members.  The Chair shall have the responsibility for preparing and circulating to each JDC member an agenda for each JDC meeting not later than one (1) week prior to such meeting.

(b) Minutes.  The JDC shall keep minutes of its meetings that record all topics discussed, decisions made by the JDC Chair, actions recommended and Excepted Decisions made, in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the JDC within a reasonable time after the meeting, not to exceed thirty (30) business days, and MERCK shall have responsibility for the preparation and circulation of draft minutes.  The ARIAD members of the JDC shall have a period of [***] ([***]) business days to provide comments on such draft minutes [***].  Draft minutes with regard to Excepted Decisions shall be approved, disapproved and revised as necessary at the next JDC meeting.   Except with regard to minutes describing Excepted Decisions, the JDC Chair shall have the final authority to approve minutes with respect to JDC meetings, and shall circulate such final minutes after receiving ARIAD’s comments thereon.  [***].  For clarity, the provisions of this Section 2.1.3(b) regarding preparation and review of minutes shall not affect decision making as set forth in Section 2.1.5.

(c) Expenses.  ARIAD and MERCK shall each bear all expenses of their respective JDC representatives related to their participation on the JDC and attendance at JDC meetings.

2.1.4 Responsibilities.  The JDC shall review MERCK’s conduct and progress of the Development Program and the global Development of Products.  Without limiting the generality of the foregoing, the JDC shall have the following responsibilities:

(a) reviewing each Global Development Plan and any updates thereto, and the Development Transition Plan;

(b) monitoring the progress of the Development Program under each Global Development Plan and of each Party’s activities thereunder, including ARIAD’s and MERCK’s progress in transitioning Development activities to MERCK pursuant to the Development Transition Plan, and consulting regarding technical issues that arise in the Development Program and Development Transition Plan;

(c) providing a forum for discussion with respect to the Development Program;

(d) reviewing the overall strategy for publications and presentations in support of Product in the Territory and supervising the Publication Committee;

(e) reviewing and circulating to the Parties data, reports or other information submitted by either Party with respect to work conducted under the Development Program, including documents generated by ARIAD in the transition of Development activities to MERCK pursuant to the Development Transition Plan.

2.1.5 Decision Making.  The Chair shall have authority to decide any matter related to the Development Program, but shall consider in good faith any suggestions or information provided by ARIAD at or in advance of the JDC meeting; provided that no decision by the Chair may (i) amend this Agreement, (ii) require ARIAD to undertake any activity (including, without limitation, as part of a Global Development Plan or Product Commercialization Plan), unless ARIAD agrees, in its sole discretion, to undertake such activity, it being understood that activities set forth in the Development Transition Plan have been agreed to by ARIAD and MERCK, or (iii) result in an Excepted Decision except with the agreement of ARIAD’s representatives on the JDC.  In the event ARIAD’s representatives on the JDC do not agree with the Chair’s proposed decision with respect to an Excepted Decision, [***] for the SUCCEED Trial that was the subject of the proposed Excepted Decision shall remain in effect without amendment, modification or change.

2.2 Joint Commercialization Committee.

2.2.1 Establishment.  ARIAD and MERCK shall continue the Joint Commercialization Committee.  The JCC shall serve as a forum to provide information to ARIAD to permit ARIAD to monitor MERCK’s performance of its Commercialization of Product(s), and shall have and perform the responsibilities set forth in Section 2.2.4.  Unless otherwise agreed by the Parties, the term for the JCC shall continue for so long as a Product is being Commercialized.

2.2.2 Membership.  Each of ARIAD and MERCK shall designate in writing two (2) representatives to the JCC.  One representative of MERCK shall be designated as Chair of the JCC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party.

2.2.3 Meetings.

(a) Schedule of Meetings; Agenda.  The JCC shall establish a schedule of times for regular meetings. Meetings of the JCC may be held in person or by teleconference or videoconference; provided that meetings held in person shall be held at the offices of MERCK at Whitehouse Station, New Jersey or at other locations mutually agreeable to the JCC members; provided that ARIAD members may choose to attend by teleconference or videoconference, notwithstanding that the meeting is being held in person by the MERCK members.  The Chair shall be responsible for preparing and circulating to each JCC member an agenda for each JCC meeting not later than one (1) week prior to such meeting.

(b) Minutes.  The Chair shall appoint a member of the JCC to keep minutes of its meetings.  The minutes shall record all topics discussed.  Minutes shall be prepared and circulated to the members of the JCC within a reasonable time after the meeting, not to exceed ten (10) business days

(c) Expenses.  ARIAD and MERCK shall each bear all expenses of their respective JCC representatives related to their participation on the JCC and attendance at JCC meetings.

2.2.4 Responsibilities.  The JCC shall be responsible for reviewing the conduct and progress of the Commercialization of each Product in the Territory, and the Co-Promotion of each Co-Promoted Product in the U.S. Territory for Indications for which ARIAD has exercised its Co-Promotion Option.

2.2.5 Decision Making.  The Chair shall have authority to decide any matters related to the Commercialization of Product, but shall consider in good faith any suggestions or information provided by ARIAD at or in advance of the JCC meeting  provided that no decision by the Chair may (i) amend this Agreement,  (ii) require ARIAD to undertake any activity (including, without limitation, as part of a Global Development Plan or Product Commercialization Plan), unless ARIAD agrees, in its sole discretion,  to undertake such activity, or (iii) result in an Excepted Decision, it being agreed that  Excepted Decisions shall not be made except as set forth in Section 2.1.5.

2.3 Joint Manufacturing Committee.

2.3.1 Establishment.  ARIAD and MERCK shall continue the Joint Manufacturing Committee. Unless otherwise agreed by the Parties, the term for the JMC shall continue until the transfer of Licensed Technology and Regulatory Approvals for the Manufacture of Ridaforolimus from ARIAD to MERCK pursuant to the Manufacturing Transition Plan has been completed, and the Supply Agreement is terminated.

2.3.2 Membership.  Each of ARIAD and MERCK shall designate in writing an equal (not less than two (2)) number of representatives to the JMC. One representative of MERCK shall be designated as Chair of the JMC.  Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JMC by giving written notice to the other Party.

2.3.3 Meetings.

(a) Schedule of Meetings; Agenda.  The Chair shall establish a schedule of times for regular meetings of the JMC, and shall determine the Manufacturing-related responsibilities of the JMC.  The Chair shall be responsible for preparing and circulating to each JMC member an agenda for each JMC meeting not later than one (1) week prior to such meeting.

(b) Expenses.  ARIAD and MERCK shall each bear all expenses of their respective JMC representatives related to their participation on the JMC and attendance at JMC meetings.

2.3.4 Decision Making. The Chair shall have authority to decide any matter relating to Manufacture of Product and API, but shall consider in good faith any suggestions or information provided by ARIAD at or in advance of the JMC meeting; provided that no decision by the Chair may (i) amend this Agreement, or (ii) require ARIAD to undertake any activity (including, without limitation, as part of a Global Development Plan or Product Commercialization Plan), unless ARIAD agrees, in its sole discretion, to undertake such activity, or (iii) result in any Excepted Decision, it being agreed that Excepted Decisions shall not be made except as set forth in Section 2.1.5.

2.4 Alliance Managers.

2.4.1 Appointment.  Each Party shall have the right to appoint a person who shall oversee interactions between the Parties for all matters related to the Development and Commercialization of Products between meetings of the JDC, the JMC and the JCC (each, an “Alliance Manager”).  The Alliance Managers shall have the right to attend all meetings of the JDC, JMC and the JCC, as the case may be, as non-voting participants and may bring to the attention of the JDC, JMC or the JCC, as the case may be, any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing.  Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization, respectively, by notice in writing to the other Party.

2.4.2 Responsibilities.  The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment within the JDC, JMC and the JCC and between the Parties for all matters related to the Collaboration.  Without limiting the generality of the foregoing, each Alliance Managers shall:

(a) provide a single point of communication for seeking consensus within the Parties’ respective organizations and between the Parties with respect to the Collaboration;

(b) plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to the Collaboration; and

(c) take such steps as may be required to ensure that meetings of the JDC, the JMC and the JCC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including, without limitation, the giving or proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.5 Appointment of JDC, JMC and JCC Members and Alliance Managers

2.5.1 Appointment is a Right.  The appointment of members of the JDC, JMC and JCC and Alliance Managers is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21.  Each Party shall be free to determine not to appoint members to the JDC, JMC and JCC and not to appoint an Alliance Manager.

2.5.2 Consequence of Non-Appointment.  If a Party (“Appointing Party”) does not appoint members of the JDC, JMC or JCC or an Alliance Manager, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and unless and until such persons are appointed, the other Party may discharge the roles of the Committees for which members were not appointed by an Appointing Party.

2.6 Interests of the Parties.  All decisions made and all actions taken by the MERCK shall be made or taken with due consideration of the input provided by ARIAD considered in good faith.  This provision shall not be subject to arbitration or other dispute resolution under this Agreement.

3. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1 Implementation of Development Program.

3.1.1 Objectives of the Development Program.  The objectives of the Development Program shall be the Development of Products in order to obtain Commercialization Regulatory Approval of Products in the Field in the Territory pursuant to the Global Development Plans.

3.1.2 Global Development Plan.

(a)       Preparation of Global Development Plan. A Global Development Plan for the period commencing with the Restated Effective Date for each Product and Indication shall be prepared by MERCK, and provided to the JDC for review within [***] ([***]) days after the Restated Effective Date.  Prior to the provision of the Global Development Plan to the JDC, MERCK will exercise Commercially Reasonable Efforts to give ARIAD at least [***] ([***]) days prior written notice of the Initiation or termination of any Clinical Trial.  MERCK shall keep ARIAD and the JDC apprised with updates to the Global Development Plan for each Product and Indication, which shall be prepared by MERCK and submitted to the JDC for review as provided in Section 2.1.4(a) at least [***] ([***]) business days before the meeting at which it will be reviewed.  The Global Development Plan, as initially prepared, and as amended from time-to-time, shall: (a) set forth (i) the Development objectives, [***], (ii) which activities are proposed by MERCK to be ARIAD Development Activities provided that the Global Development Plan shall not require ARIAD to undertake any activity unless ARIAD agrees to undertake such activity, (iii) with respect to any ARIAD Development Activities, the approximate number of ARIAD FTEs to be allocated to perform such activities, and (v) [***]; and (b) be consistent with the other terms of this Agreement.  Any amendments to the Global Development Plan shall be provided by MERCK to ARIAD and the JDC and shall be attached to the minutes of the meeting of the JDC at which such amendment, modification or update was reviewed, provided that no amendment shall result in an Excepted Decision without the agreement of ARIAD’s representatives on the JDC pursuant to Section 2.1.5.

(b)       Non-Cancer Indications.  Notwithstanding anything to the contrary in this Agreement, under no circumstances shall a Clinical Trial for a Non-Cancer Indication be initiated by either Party for any Collaboration Compound unless the Parties have agreed in writing to initiate such Clinical Trial and have agreed upon, inter alia, the funding, milestones, commercialization responsibility and revenue sharing applicable thereto, and the Party responsible for overseeing the conduct of such Clinical Trial and its trial design.  Each Party shall be free to conduct Permitted Pre-clinical Research, provided that it gives reasonable detailed advance written notice of such Permitted Pre-clinical Research in the Field to the other Party.  A Party conducting any Permitted Pre-clinical Research in the Field shall promptly disclose the results thereof to the other Party.  The cost of any Permitted Pre-clinical Research by either Party shall not be a Development Cost.  If either Party conducts any such Permitted Pre-clinical Research in the Field, any resulting Technology shall be Joint Technology and any Patent Rights covering such Joint Technology shall be Joint Patent Rights; provided however, that neither party may use outside the Collaboration, or license or sublicense to Affiliates and Third Parties for use outside the Collaboration, all or any portion of its interest in such Joint Technology or Joint Patent Rights created pursuant to this Section 3.1.2(b) without the prior written consent of the other Party.

(c)       Diagnostic Products and Biomarkers.  MERCK may conduct research to develop Biomarker Information and Biomarkers under this Agreement as part of the Development Program but shall not conduct research to develop Biomarker Information and Biomarkers for use with Rapamycin Derived mTOR Inhibitors in Cancer Indications except pursuant to the Global Development Plan.  ARIAD shall not conduct activities to develop Biomarker Information or any Biomarker for use in studying Rapamycin Derived mTOR Inhibitors in Cancer Indications except as specifically authorized by MERCK in the Global Development Plan, which shall set forth the experiments to be performed, the analyses to be conducted and the number of FTEs to be utilized and the budget for such activities.  Neither Party shall conduct activities to develop a Diagnostic Product or commercialize a Diagnostic Product or Biomarker for use with Rapamycin Derived mTOR Inhibitors unless the Parties have executed an agreement (a “Diagnostic Product Agreement”) setting forth, inter alia, a global development plan, funding, milestones, development and commercialization responsibility (including the use of Third Parties to conduct activities in furtherance thereof) and revenue sharing applicable thereto.  Each Diagnostic Product Agreement shall also include, inter alia, provisions (i) for decision-making by ARIAD and MERCK with respect to the development activities, funding, milestones and such other matters as the Parties shall agree, (ii) for the grant by each Party of a license rights, as applicable, under its interest in the Licensed Technology, Licensed Patent Rights, MERCK Technology, MERCK Patent Rights Joint Technology, Joint Patent Rights, Product Use Technology, Biomarker Information and Program Biomarker Technology and Program Technology for the purpose of conducting activities to Develop and Commercialize the Diagnostic Products and Biomarkers which are the subject of such Diagnostic Product Agreement, (iii) that any Technology resulting from the Development of Diagnostic Products and Biomarkers shall be governed by the ownership rules set forth in Sections 7.1, 7.2, 7.3 and 7.6, and (iv) specifically dealing with the treatment of revenues from the combination of a Diagnostic Product sold with a Product for purposes of royalties and sharing of Operating Income hereunder.  No costs of Development or Commercialization of Biomarkers or Diagnostic Products shall be a Development Cost or Commercialization Cost unless set forth in a Diagnostic Product Agreement or incurred in activities specifically set forth in a Global Development Plan as set forth above.

3.1.3 Responsibility for Development of Products.  Until the termination of the Supply Agreement as set forth in Section 3.5.3, ARIAD shall be the Responsible Party for the supply of API.  After termination of the Supply Agreement as set forth in Section 3.5.3, MERCK shall be the Responsible Party for the supply of API.  Effective on the Restated Effective Date, MERCK shall be the Responsible Party for Manufacturing Development of API, Clinical Product and Marketed Product.  ARIAD may, at MERCK’s sole discretion and if agreed to by ARIAD, participate and contribute to Manufacturing Development of API, Clinical Product and Marketed Product.  Reference to “Development” below in this Section 3.1.3 shall not include Manufacturing Development.  MERCK shall be the Responsible Party for the Development of Product for all Sarcoma Indications, Major Cancer Indications and Other Cancer Indications in the Territory.  MERCK shall have the right to engage Third Party contractors to perform functions in connection with the Development or Commercialization of Products hereunder. MERCK shall have the primary right and responsibility for the conduct of all non-clinical studies for such Product for use in seeking Regulatory Approvals in the Territory, which responsibilities may be delegated to ARIAD pursuant to the Global Development Plan with ARIAD’s consent.  MERCK shall file all Regulatory Filings and Drug Approval Applications in the both the U.S. Territory and the ROW Territory in its own name; and all Regulatory Filings and Drug Approval Applications for Products shall be owned by MERCK in both the U.S. Territory and the ROW Territory.  MERCK shall be responsible in both the U.S. Territory and the ROW Territory for reporting all Adverse Events related to any Product to Regulatory Authorities if and to the extent required by Applicable Laws.

3.1.4 Product Development Team.  MERCK shall provide to the ARIAD Alliance Manager minutes of meetings of the MERCK Product Development Team related to the Product, together with all supporting documents referenced in such minutes, at the time the minutes are distributed to the members of the MERCK Product Development Team.  All information provided in materials distributed to members of the MERCK Product Development Team shall be Confidential Information of MERCK.

3.1.5 Identification of Back-up Compounds.  MERCK may conduct research, or may request ARIAD to conduct research (subject to ARIAD’s consent as set forth below), to deliver one (1) or more Rapamycin Derived mTOR Inhibitors in addition to Ridaforolimus which may be Developed as a follow-up compound or simultaneously with Ridaforolimus for Targeted Indications (each such compound, a “Back-Up Compound”).  All activities conducted by the Parties to identify each Back-Up Compound shall be performed and funded as Development activities and shall be reflected in an update to the Global Development Plan. ARIAD shall not be required to undertake any activity (including, without limitation, as part of a Global Development Plan) with respect to the discovery or Development of a Back-Up Compound, unless ARIAD agrees, in its sole discretion, to undertake such activity.  The rights and obligations of the Parties relating to each Back-Up Compound shall be identical to those applicable to Ridaforolimus, except as otherwise expressly provided herein. MERCK shall notify the JDC in writing in the event it determines to replace Ridaforolimus with a specified Rapamycin Derived mTOR Inhibitor developed hereunder as a Back-Up Compound or to Develop such Rapamycin Derived mTOR Inhibitor as a Back-Up Compound in addition to Ridaforolimus. Any reference to the Product shall be deemed to include or to be made to the Back-Up Compound for the purposes of this Agreement.

3.2 Supply of Proprietary Materials.  From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Development Program.  In connection therewith, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws; (c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except for (i) the transfer of Products for use in Clinical Trials or (ii) in a Permitted Transaction or for Permitted Preclinical Research or as otherwise expressly permitted hereby; (d) the Recipient Party shall not acquire any right, title or interest in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of the Development Program, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

3.3   Transfer of Clinical Trial and Regulatory Responsibility.

3.3.1           Development Transition Plan.  During the period from the Restated Effective Date until the completion of the transfer of Development activities from ARIAD to MERCK, ARIAD and MERCK shall each exercise Commercially Reasonable Efforts to expeditiously perform all activities set forth in the Development Transition Plan attached hereto as Schedule 4 within [***] ([***]) days after the Restated Effective Date.  The Development Transition Plan may not be modified or amended without the written agreement of representatives of both Parties with responsibility for implementation of the Development Transition Plan, or the relevant portion thereof.  Without limitation of the foregoing, ARIAD shall (A) as soon as reasonably practical following the Restated Effective Date or as otherwise set forth in the Development Transition Plan, transfer to MERCK all of its right, title and interest in all Regulatory Filings, Drug Approval Applications, Regulatory Approvals and DMFs then in its name applicable to Products in the Territory, if any; and all data bases and Confidential Information Controlled by ARIAD relating to such Regulatory Filings, Drug Approval Applications, Regulatory Approvals and DMFs; (B) as soon as reasonably practical following the Restated Effective Date or as otherwise set forth in the Development Transition Plan, notify the applicable Regulatory Authorities in the Territory and take any other action reasonably necessary to effect such transfer; (C) as soon as reasonably practical following the Restated Effective Date or as otherwise set forth in the Development Transition Plan, provide MERCK with copies of all correspondence between ARIAD and such Regulatory Authorities relating to such Regulatory Filings, Drug Approval Applications, Regulatory Approvals and DMFs; (D) unless expressly prohibited by any Regulatory Authority, as soon as reasonably practical following the Restated Effective Date or as otherwise set forth in the Development Transition Plan transfer control to MERCK of all Clinical Trials of such Product being conducted by or on behalf of ARIAD as of the Restated Effective Date and continue to conduct such trials, at MERCK’s sole discretion and expense to enable such transfer to be completed without interruption of any such trial; (E) as soon as reasonably practical following the Restated Effective Date, or as otherwise set forth in the Development Transition Plan, and subject to the remaining provisions of this Section 3.3.1, assign (or cause its Affiliates to assign) to MERCK all agreements with any Third Party with respect to the conduct of Clinical Trials for Products including, without limitation, agreements with contract research organizations, clinical sites and investigators, unless expressly prohibited by any such agreement (in which case ARIAD shall cooperate with MERCK in all reasonable respects to secure the consent of such Third Party to such assignment); and (F) as soon as reasonably practical following the Restated Effective Date or as otherwise set forth in the Development Transition Plan, provide MERCK with copies of all reports and data generated or obtained by ARIAD or its Affiliates pursuant to this Agreement that relate to any Product that have not previously been provided to MERCK.  With respect to all agreements with any Third Party with respect to the conduct of any Clinical Trials (including the SUCCEED Trial) for which ARIAD was the Responsible Party prior to the execution hereof, including, without limitation, agreements with contract research organizations, clinical sites, consultants and investigators, MERCK and ARIAD agree that it may not be practicable to assign all such agreements to MERCK, but that after the Restated Effective Date, at MERCK’s sole discretion, but subject to Section 2.1.5, ARIAD shall be the agent of MERCK for purposes of any such agreements that are not assigned to MERCK, and shall act thereunder in accordance with the terms thereof at MERCK’s direction; provided, that ARIAD shall not be obligated to take any action that would cause ARIAD to breach any such agreement or would violate any law, regulation or guideline, or which would be prohibited by the provisions of any protocol, statistical analysis plan, data monitoring committee charter or Regulatory Filing.  For clarity, while Merck retains full discretion on the matter of assignment of the below-referenced agreements and appointment of ARIAD as MERCK’s agent with regard to such agreements, Merck’s current intention is that clinical site and clinical investigator agreements for the SUCCEED Trial will not be assigned to MERCK during the next sixty days after the Restated Effective Date and that ARIAD will be the agent of MERCK under such agreements as set forth in the preceding sentence.

3.3.2           Monitoring the Development Transition Plan.  The MERCK Alliance Manager and the ARIAD Alliance Manager shall meet periodically, and in any event no less frequently than every [***] ([***]) days, to monitor progress under the Development Transition Plan and to identify actions to be taken to facilitate completion of all activities under the Development Transition Plan within [***] ([***]) days after the Restated Effective Date.  Upon completion of the activities under the Development Transition Plan, the Alliance Managers shall certify in writing to the JDC that the Development Transition Plan has been completed.  If the Alliance Managers do not agree as to whether the activities under the Development Transition Plan have been completed, the matter shall be resolved in accordance with Section 12.1.

3.4   Product Commercialization.

3.4.1 Product Commercialization Plans.  MERCK shall prepare a Product Commercialization Plan for each Product.  MERCK shall provide updates to each such Product Commercialization Plan to the JCC not less than annually.

3.4.2 Responsibility for Commercialization of Products.    MERCK shall be the Responsible Party and have the sole right and responsibility for all aspects of the Commercialization of Products for all Cancer Indications in both the U.S. Territory and the ROW Territory in accordance with the Product Commercialization Plans, shall book all sales in both the U.S. Territory and the ROW Territory, and shall have responsibility for Manufacturing all Product, including Clinical Product, and API (after transfer of such responsibility pursuant to the Manufacturing Transition Plan as set forth in Section 3.5.1).  Without limiting the foregoing, MERCK shall have the right and responsibility for the conduct of all pre-marketing, marketing, medical affairs, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or post-marketing safety surveillance or maintaining databases). MERCK will provide ARIAD with a draft or update of the MERCK ROW Product Commercialization Plan annually, in line with MERCK’s global planning calendar timelines at a meeting of the JCC and will give good faith consideration to ARIAD’s comments on such draft.

3.4.3 Commercialization Transition Plan.  During the period from the Restated Effective Date until the completion of the transfer of Commercialization activities from ARIAD to MERCK, ARIAD and MERCK shall each exercise Commercially Reasonable Efforts to expeditiously perform all activities set forth in the Commercialization Transition Plan attached hereto as Schedule 3 in accordance to the dates referenced in Schedule 3.  The Commercialization Transition Plan may not be modified or amended without the written agreement of representatives of both Parties with responsibility for implementation of the Commercialization Transition Plan.

3.4.4 Monitoring the Commercialization Transition Plan.  The MERCK Alliance Manager and the ARIAD Alliance Manager shall meet periodically, and in any event no less frequently than every [***] ([***]) days, to monitor progress under the Commercialization Transition Plan and to identify actions to be taken to facilitate completion of all activities under the Commercialization Transition Plan within [***] ([***]) days after the Restated Effective Date.  Upon completion of the activities under the Commercialization Transition Plan, the Alliance Managers shall certify in writing to the JDC that the Commercialization Transition Plan has been completed.  If the Alliance Managers do not agree as to whether the activities under the Commercialization Transition Plan have been completed, the matter shall be resolved in accordance with Section 12.1.

3.5 Transition of Supply of API and Products; Transfer of Manufacturing Responsibility.

3.5.1 Manufacturing Transition Plan.  During the period from the Restated Effective Date until the completion of the transfer of Manufacturing activities from ARIAD to MERCK in accordance with the Manufacturing Transition Plan attached hereto as Schedule 6, ARIAD and MERCK shall each exercise Commercially Reasonable Efforts to expeditiously perform all activities set forth in the Manufacturing Transition Plan within [***] ([***]) days after the Restated Effective Date.  The Manufacturing Transition Plan may not be modified or amended without the written agreement of the representatives of both Parties responsible for implementation of the Manufacturing Transition Plan.  Without limiting the generality of the foregoing, ARIAD shall:

(A) as soon as reasonably practical following the Restated Effective Date or as otherwise set forth in the Manufacturing Transition Plan, assign to MERCK all agreements with any third party relating to the Manufacture of API or rapamycin or, if such agreements are not automatically assignable, exercise Commercially Reasonable Efforts to cause such third parties to assign such agreements to MERCK or to otherwise transition such agreements to MERCK.

(B) Grant to MERCK a non-exclusive, non-transferable, non-sublicensable (except to Affiliates or Approved Manufacturers) license under “ARIAD API Manufacturing Know-How” (as such term is defined in the Supply Agreement) solely to Manufacture or have Manufactured by MERCK, its Affiliates or their Approved Manufacturer(s), API for use in the Manufacture of Product or as otherwise permitted under this Agreement.  All information and materials provided pursuant to this Section 3.5.1 and all ARIAD API Manufacturing Know-How in the possession of MERCK, its Affiliates or their Approved Manufacturer(s) shall be subject to the provisions of Article 5 below, and shall be used only by MERCK, its Affiliates or its Approved Manufacturers for the sole purpose of Manufacturing API and Product for use and/or sale by MERCK, its Affiliates and Approved Manufacturers as permitted hereunder or under the New Supply Agreement strictly in accordance with the terms and conditions of the New Supply Agreement and this Agreement.

(C) At MERCK’s reasonable request, use Commercially Reasonable Efforts to make available personnel to provide technical assistance in the transfer of ARIAD API Manufacturing Know-How to MERCK.

(D) Use Commercially Reasonable Efforts to promptly assist MERCK in obtaining all necessary Regulatory Approvals and/or modifying existing Regulatory Approvals for the Manufacture of Product and API by MERCK, its Affiliates or such Approved Manufacturer(s).

(E) Cooperate with MERCK, cause its Affiliates to cooperate with MERCK and use Commercially Reasonable Efforts to cause its Approved Manufacturers to cooperate with MERCK in order to accomplish the transfer to MERCK of similar rights as held by ARIAD or its Affiliates under its Approved Manufacturer agreements.

(F) To the extent permitted by applicable law and regulations, allow MERCK, its Affiliates or such Approved Manufacturer(s) to cross reference ARIAD’s or its suppliers’ DMFs or such other regulatory submissions controlled by ARIAD applicable to the applicable Materials, API, and Product, if any; provide MERCK with the information with respect to such API, Product, and Materials, and to otherwise reasonably enable MERCK to exercise, as expeditiously as possible, its Manufacturing rights under this Section 3.5.1; and, at the request of MERCK, use Commercially Reasonable Efforts to cause its suppliers to supply to MERCK any applicable Materials required by MERCK to Manufacture API on substantially the same terms and conditions as are applicable to the supply of such Materials to ARIAD.

3.5.2 Monitoring the Manufacturing Transition Plan.  Upon completion of the activities under the Manufacturing Transition Plan, a person designated by MERCK shall certify in writing to the JMC that the Manufacturing Transition Plan has been completed.  If ARIAD does not agree with the decision regarding completion of the activities under the Manufacturing Transition Plan, the matter shall be resolved in accordance with Section 12.1.

3.5.3 The Supply Agreement shall terminate upon the certification by the JMC Chair that completion of the transfer of Licensed Technology, Regulatory Approvals and responsibilities for the Manufacture of Ridaforolimus from ARIAD to MERCK pursuant to the Manufacturing Transition Plan have been completed.

3.5.4 Supply to ARIAD by MERCK Suppliers; Negotiation and Execution of Supply Agreement to ARIAD.

(a)       MERCK will use commercially reasonable efforts to (i) [***] and (ii)  [***], in each case ((i) and (ii)) [***].  Without limiting the foregoing, in any commercial supply agreement between MERCK and its Approved Manufacturer for API or rapamycin, MERCK shall require such Approved Manufacture for API or rapamycin (i) to make API or  rapamycin available to ARIAD [***], with the remaining terms and conditions of such supply to ARIAD to  be negotiated reasonably and in good faith between such Approved Manufacturer and ARIAD.  Such price and volume terms in any agreement with such Approved Manufacturer may require ARIAD to coordinate its ordering of API and rapamycin with MERCK's ordering of API and rapamycin from such Approved Manufacturer, and MERCK shall notify ARIAD when it submits its forecasts and purchase orders to such Approved Manufacturer in order to allow ARIAD to coordinate its orders for API and rapamycin.  In addition to the foregoing, such commercial supply agreements between MERCK and its Approved Manufacturer for API and rapamycin shall provide that such Approved Manufacturer shall be permitted to provide to ARIAD such technical data regarding API or rapamycin that is provided to MERCK by such Approved Manufacturer.  MERCK shall notify ARIAD when MERCK enters into an agreement with any Approved Manufacturer for API or rapamycin.

(b)       In the event that (i) MERCK fails to comply with the provisions of Section 3.5.4(a), or (ii) MERCK or its Affiliates determine to manufacture 100% of the Commercial API, then MERCK shall notify ARIAD in writing of such failure or determination, and MERCK shall supply API and/or rapamycin to ARIAD [***] (as defined in the Supply Agreement) pursuant to the New Supply Agreement (as defined below). The Parties shall negotiate reasonably and in good faith relating to supply by MERCK to ARIAD of API and rapamycin, on terms substantially equivalent to Sections 2.7, 2.8, 6.2, 10.5, 10.6, 12.2 and 12.3 of the Supply Agreement, and  relating to manufacturing quality with respect to API substantially equivalent to Section 8.1 of the Supply Agreement.  The Parties shall use reasonable efforts to complete negotiations and to execute and deliver a New Supply Agreement within [***] ([***]) days after the Restated Effective Date.

3.5.5 Dispute Resolution.  In the event that (i) MERCK fails to comply with the provisions of Section 3.5.4(a), or (ii) MERCK or its Affiliates determine to manufacture 100% of the Commercial API, and the Parties, after negotiating reasonably and in good faith, fail to execute and deliver a New Supply Agreement within [***] ([***])  days after the Restated Effective Date, without limiting the generality of the foregoing, after the expiration of such [***] ([***]) day period, either Party may refer the matter to the Senior Vice President of Supply Chain for MERCK and the Chief Executive Officer of ARIAD for resolution.  If, twenty (20) days after such referral the Parties have not resolved the matter, either Party may by written notice to the other Party require that each Party produce a list of issues on which they have failed to reach agreement and submit its list to be resolved in accordance with Section 12.1.

3.6 Development and Commercialization Diligence.

3.6.1   General.     MERCK shall use Commercially Reasonable Efforts to complete the SUCCEED Trial and the ongoing Phase 2 trial in endometrial cancer. In addition, during the Term, (a) each Party shall use Commercially Reasonable Efforts to conduct those activities required by this Agreement and use Commercially Reasonable Efforts to conduct the Development Activities assigned to it as set forth in the Global Development Plan, as amended; (b) MERCK will use Commercially Reasonable Efforts to seek Commercialization Regulatory Approval of Ridaforolimus in the Sarcoma Indication [***], and shall use Commercially Reasonable Efforts to Commercialize, throughout the Territory, Products for Indications that have received Commercialization Regulatory Approval; and (c) each Party shall commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as each deems necessary to conduct such Development activities and Commercialize Products.

3.6.2 Clinical Trials.

(a)           At all times during the term until MERCK shall have satisfied one of the conditions in the last sentence of this Section 3.6.2(a):  (i) MERCK’s Development Plan for a Product, as a single agent or in combination with another agent, shall include specific plans for Initiating or continuing either (a) [***] MERCK-sponsored [***] Clinical Trials of a Product in a [***] Indication, or (b) [***] MERCK-sponsored, [***] Clinical Trial of a Product in a [***] Indication, and (ii) MERCK shall use Commercially Reasonable Efforts to diligently conduct and complete (a) [***] MERCK-sponsored [***] Clinical Trials of a Product in a [***] Indication, or (b) [***] MERCK-sponsored, [***] Clinical Trial of a Product in a [***] Indication.  [***]  In the event that MERCK does not fulfill its obligations set forth in this Section 3.6.2(a), ARIAD shall have the right to terminate this Agreement pursuant to Section 9.2.2.

Notwithstanding the foregoing, MERCK’s obligations pursuant to this Section 3.6.2(a) shall cease upon MERCK meeting either of the following conditions:  (A) obtaining Commercialization Regulatory Approval in the U.S. Territory for a Product for [***] ([***]) [***] Indication, or (B) (i) obtaining Commercialization Regulatory Approval in the U.S. Territory for a Product for a [***] Indication or [***] Indication and (ii) having exercised Commercially Reasonable Efforts to diligently conduct [***] MERCK sponsored [***] Clinical Trials of a Product, [***] of which shall be in a [***] Indication, or [***] MERCK-sponsored, [***] Clinical Trials of a Product in a [***] Indication.

(b)           If MERCK or its Affiliates have not obtained Commercialization Regulatory Approval in the U.S. Territory for a Product for [***] Indication, and MERCK (i) Initiates a [***] Clinical Trial or (ii) engages in Commercialization, in either case ((i) or (ii)) of an mTOR Inhibitor other than a Product (“Non-Agreement mTOR”) for (A) a [***] Indication or (B) the [***] Indication in circumstances where MERCK has not obtained Commercialization Regulatory Approval in the U.S. Territory for a Product for the [***] Indication (each of (i) and (ii), (A) and (B), a “Competitive mTOR Inhibitor Activity”), ARIAD shall have the right to terminate this Agreement with respect to the specific [***] Indication or the [***] Indication for which MERCK is engaged in such Competitive mTOR Inhibitor Activity pursuant to Section 9.2.4.

(c)           In the event ARIAD terminates this Agreement pursuant to Section 9.2.2 as set forth in Section 3.6.2(a), (but for clarity not in the event ARIAD terminates this Agreement pursuant to Section 9.2.2 for any other reason pursuant to Section 9.2.4 or terminates this Agreement in part as set forth in Section 3.6.2(b)),  ARIAD shall pay a royalty to MERCK based on Annual Net Sales (as defined in Section 1.95 with “ARIAD” substituted for “MERCK”) of Product for any Indication that has received Commercialization Regulatory Approval at the time of termination that is sold in the jurisdictions in which such Commercialization Regulatory Approval has been received, at [***] ([***]) of the royalty rates set forth in Section 4.4.1(a)(i) and otherwise on the terms set forth in Section 4.4, with “ARIAD” substituted for “MERCK” and “MERCK” substituted for “ARIAD.”

3.7 Compliance.  Each Party shall perform its obligations hereunder and under each Global Development Plan and Product Commercialization Plan in good scientific manner and in compliance in all material respects with all Applicable Laws.  For purposes of clarity, with respect to each activity performed under a Global Development Plan and Product Commercialization Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, the Party performing such activity shall comply in all material respects with GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

3.8 Cooperation.  Scientists at ARIAD and MERCK shall cooperate in the performance of the Development Program and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall exchange such data, information and materials as is reasonably necessary for the other Party to perform its obligations under any Global Development Plan and Product Commercialization Plan.   Effective as of the Restated Effective Date, ARIAD shall provide MERCK with the opportunity to be involved in all interactions with Third Parties regarding the Development Program and the Commercialization of Licensed Products, and shall provide reasonable advance notice to MERCK of any ARIAD-initiated interactions regarding the Development Program and Commercialization of Licensed Products.  In addition, ARIAD shall provide MERCK with the opportunity to be involved with all substantive interactions with Third Parties regarding the performance of the Development Transition Plan, the Commercialization Transition Plan or the Manufacturing Transition Plan.  With regard to interactions described above, ARIAD and MERCK shall agree upon appropriate methods of keeping MERCK involved with and apprised of such Third Party interactions, with the presumption that MERCK shall be entitled to participate in all interactions with Third Parties regarding the Development Program and the Commercialization of Licensed Products and all substantive interactions with Third Parties regarding the implementation of the Development Transition Plan, the Commercialization Transition Plan or the Manufacturing Transition Plan, unless an authorized person at MERCK indicates that MERCK does not need to participate in such interactions.

3.9 Exchange of Reports; Information; Updates.

3.9.1 Development Program Reports.  MERCK shall keep ARIAD regularly informed of the progress of its efforts to Develop Products in the Field in the Territory through both Parties’ participation in the JDC.  Without limiting the generality of the foregoing, MERCK shall, in conjunction with JDC meetings, but on no less than a quarterly basis, provide ARIAD with written information in reasonable detail the status of all preclinical IND-enabling studies and activities (including toxicology and pharmacokinetic studies), Clinical Trials, Manufacturing Development and other activities conducted under the Development Program.  In addition, MERCK shall provide ARIAD with (i) prompt written notice of the anticipated commencement, amendment, termination or completion of any Clinical Trial, and (ii) the final results or interim analysis of any Clinical Trial promptly after such results are received or generated by MERCK.  Without limiting the foregoing, MERCK shall give ARIAD written notice at least [***] ([***]) days prior to posting any information regarding any Clinical Trial on any publicly available website, including without limitation, MERCK’s clinical trials website and www.clinicaltrials.gov., or where [***] ([***]) days prior notice is not possible, as soon as giving such notice is possible.  ARIAD shall, on at least a quarterly basis, provide the JDC with reports in reasonable detail regarding the status of all ARIAD Development Activities, including ARIAD activities in support of the Development Transition Plan, and such additional information that it has in its possession as may be reasonably requested from time to time by the JDC.

3.9.2 Commercialization Reports. MERCK shall keep ARIAD regularly informed of the progress of MERCK’s efforts to Commercialize Products in the Field in the Territory through periodic updates to the JCC.  Without limiting the generality of the foregoing, MERCK shall provide the JCC (or ARIAD directly if appropriate) with semi-annual written updates to each Product Commercialization Plan.  All such updates and notices to ARIAD shall be sent to the attention of ARIAD’s Alliance Manager unless ARIAD otherwise notifies MERCK. MERCK shall not be required to deliver to ARIAD’s Alliance Manager any information which has been previously delivered in writing to ARIAD’s representatives on the JDC, JCC or JMC.

3.9.3 Information in Support of Regulatory Approvals and Maintenance of the DMF.

(a) ARIAD shall disclose all Licensed Technology to the extent necessary or useful for MERCK to obtain Commercialization Regulatory Approvals. ARIAD represents that there are no DMFs filed by ARIAD or its Approved Manufacturers for API, rapamycin or key intermediates other than for rapamycin, and ARIAD shall cause its Approved Manufacturers of rapamycin to permit MERCK to cross-reference such DMFs for rapamycin. In the event that MERCK’s Approved Manufacturer for API does not have in its possession technical information required by ARIAD to prepare and file a DMF for API in the U.S., European Union or Japan, and MERCK does have in its possession such required technical information, then, at ARIAD’s request, MERCK will provide to ARIAD such information specifically identified by ARIAD to the extent such information is in MERCK’s possession.  For clarity, MERCK shall not be required to provide any information that is in the possession of the Approved Manufacturer for API, or is not in the possession of MERCK, or is not specifically identified by ARIAD, and shall not be responsible for generating reports that do not exist or determining whether the information specifically identified by ARIAD is sufficient for the filing of a DMF for API.  To the extent that MERCK itself manufactures API, MERCK shall prepare DMF’s for API and file such DMFs in the U.S. Territory, the European Union, and Japan.  MERCK shall ensure that ARIAD and its Affiliates and Medical Device Collaborators shall have the right to cross-reference any such DMFs, and any other DMFs for API filed by MERCK, for the purposes of enabling ARIAD’s Medical Device Collaborators to obtain Regulatory Approval for Medical Devices in any jurisdiction.  MERCK shall give ARIAD at least [***] ([***]) days written notice of any change in the specifications for manufacture of API or rapamycin made at the request of MERCK or implemented by MERCK if MERCK is the manufacturer.  ARIAD shall have the right to provide copies of such notices of changes in specifications for manufacture of API or rapamycin to its Medical Device Collaborators and Other Permitted Licensees to the extent required by ARIAD’s agreements with its Medical Device Collaborators and Other Permitted Licensees.

(b) ARIAD and MERCK shall each use Commercially Reasonable Efforts to enable MERCK to obtain all necessary Regulatory Approvals for the Development and Commercialization of the Product under this Agreement.

3.9.4 Adverse Event Reports; Review of Regulatory Filings and Correspondence.

(a) Adverse Events.  MERCK shall, and shall cause its respective Affiliates to, furnish timely notice (as required by applicable worldwide regulations, i.e., currently seven (7) calendar days for deaths, immediately for life-threatening adverse reactions and fifteen calendar (15) days for serious adverse reactions) to all competent governmental agencies within both the U.S. Territory and the ROW Territory of all side effects, drug interactions and other adverse effects identified or suspected with respect to the Products for the Targeted Indications administered, distributed, marketed and sold under authority of any IND, NDA or Regulatory Approvals issued by such governmental agencies to MERCK or transferred to MERCK by ARIAD.  ARIAD shall provide MERCK with all necessary assistance in complying with all adverse reaction reporting requirements established by, or required under, any applicable IND, NDA or Regulatory Approvals and/or Applicable Law within both the U.S. Territory and the ROW Territory.  ARIAD shall, and shall cause its Affiliates to, furnish MERCK within five (5) calendar days of “date first learned” (three (3) calendar days for death and life-threatening reactions from studies) written notice of all such side effects, drug interactions and other adverse effects reported to such Party or its Affiliates regarding Products. MERCK shall, and shall cause its Affiliates to, furnish ARIAD within five (5) to seven (7) calendar days of receipt by MERCK for unexpected fatal and/or life threatening events considered to be drug related or causality unknown and ten (10) to fifteen (15) calendar days of receipt by MERCK for all other unexpected serious events considered to be drug related or causality unknown written notice of all such side effects, drug interactions and other adverse effects reported to such Party or its Affiliates regarding Products.  Each Party shall, in addition, furnish to the other party copies of all investigator safety letters provided by the Party or its Affiliates or licensees with respect to Collaboration Compounds.  Each Party shall retain all documents, reports, studies and other materials relating to any and all such side effects, drug interactions, or other adverse effects, as the case may be. Upon reasonable written notice, and each Party shall permit the other Party hereto to inspect, and to make copies of, all such documents, reports, studies and other materials.  ARIAD shall have the right to provide copies of all safety-related information, documents, adverse experience reports, other reports and studies and supporting documentation received from MERCK or given by ARIAD to MERCK pursuant to this Section 3.9.4(a) to its Medical Device Collaborators and permit its Medical Device Collaborators to reference, incorporate, and use the same in regulatory filings or drug approval applications. Under the Original Agreement, the Parties have adopted a Safety Data Exchange Procedure (the “SDEP”).  Within sixty (60) days after the Restated Effective Date, the Parties shall agree in writing upon a revised SDEP to reflect the changes from the Original Agreement in Responsible Party and responsibility for Clinical Trials reflected herein.  The SDEP shall remain in effect until modified by the Parties pursuant to the time frame set forth in the Development Transition Plan to reflect the changes from the Original Agreement in Responsible Party and responsibility for Clinical Trials reflected herein.

(b) Regulatory Meetings; Regulatory Filings and Correspondence.  MERCK shall use Commercially Reasonable Efforts to provide ARIAD with at least thirty (30) days advance notice of any meeting with the FDA or other Regulatory Authority regarding a Drug Approval Application relating to, or Regulatory Approval for, any Product.  [***].

(c) Data Monitoring Committee.  Within [***] ([***]) working days after the Restated Effective Date, ARIAD and MERCK will send a letter jointly notifying the members of the SUCCEED Data Monitoring Committee of the change in IND ownership for Ridaforalimus and in the sponsorship of the SUCCEED Trial.  MERCK shall thereafter submit the amended Charter of the Data Monitoring Committee for the SUCCEED Trial in the form agreed upon by the Parties contemporaneously with the execution hereof to the members of the Data Monitoring Committee, and upon their approval, submit the same to the FDA.  Such amended Charter shall (i) designate MERCK as the trial sponsor, and (ii) replace ARIAD representatives to the Data Monitoring Committee with MERCK representatives.  The Parties agree that no meeting of the Data Monitoring Committee for the SUCCEED Trial shall occur until such amendments of such Data Monitoring Committee’s charter have been completed.    MERCK shall use Commercially Reasonable Efforts to provide ARIAD with at least [***] ([***]) days advance notice of any meeting of the Data Monitoring Committee for the SUCCEED Trial, and shall permit a senior representative of ARIAD to participate as an observer at all meetings of the Data Monitoring Committee for the SUCCEED Trial.  In addition, MERCK shall (i) provide ARIAD copies of all significant correspondence with the Data Monitoring Committee for the SUCCEED Trial and any other Clinical Trial and each significant Regulatory Filing or other document or correspondence pertaining to any Product and submitted to the FDA or other Regulatory Authority and (ii) promptly provide ARIAD with copies of any significant document or other correspondence received from the Data Monitoring Committee for the SUCCEED Trial and any other Clinical Trial or the FDA pertaining to any Product.  MERCK shall have the right to make all decisions with respect to recommendations of any Data Monitoring Committee and any responses to any such document or correspondence, but shall consider all comments of ARIAD in good faith.  For purposes of this Section 3.9.4(c) Regulatory Filings, correspondence or documents shall be considered “significant” if such document could reasonably be expected to affect the likelihood or timing of obtaining Regulatory Approval, including Commercialization Regulatory Approval, or affect the label claims contained in Commercialization Regulatory Approval, or relate to the safety, efficacy or potency of the Licensed Product, or relate to regulatory compliance in the promotion or sale of the Licensed Product, but shall not include matters relating to cGMP compliance.

3.9.5 Safety.  ARIAD shall immediately (and, in any event, within sufficient time to allow MERCK to comply with applicable law or regulations) notify MERCK of any information of which it is aware concerning a Product which may affect the  approved claims made for the Product or the continued marketing of the Product.  Any such notification will include all related information in reasonable detail.  Upon receipt of any such information, MERCK shall determine the course of action to be taken (unless action is required by applicable law, rules, regulations or Regulatory Authority requirements, in which event MERCK shall take any required action) and shall make such report of such matter to the appropriate Regulatory Authority or take other action with respect to such portion of the Territory that it deems to be required by applicable law, rules, regulations or Regulatory Authority requirements.  MERCK shall keep ARIAD regularly informed regarding its interactions with Regulatory Authorities regarding any such matter.   ARIAD shall have the right to provide information to its Medical Device Collaborators regarding such matter.

3.10 Product Recalls.  In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Product, or in the event MERCK reasonably believes that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or other corrective action regarding a Product, MERCK shall promptly advise ARIAD.  MERCK shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in any country and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided that MERCK shall keep ARIAD regularly informed regarding any such recall, market withdrawal or corrective action.  MERCK shall be responsible for conducting any recall or market withdrawal of the Product in the Territory. All expenses incurred by MERCK in connection with any such recall, market withdrawal or corrective action shall be the sole responsibility of MERCK.

3.11 Payment and Auditing of Development Costs and Commercialization Costs.

3.11.1 Responsibility for Development Costs and Commercialization Costs. MERCK shall be responsible for funding one hundred percent (100%) of the Development Costs and Commercialization Costs allocable to any Product in the Territory for activities performed by or on behalf of either Party on or after January 1, 2010, notwithstanding the fact that the period from January 1, 2010 to the Restated Effective Date was otherwise governed by the Original Agreement.

3.11.2 Payment of Development Costs and Commercialization Costs.

(a) Reports and Payments.  Within thirty (30) days following March 31, 2010 and each month until completion of the Development Transition Plan, Manufacturing Transition Plan, and Commercialization Transition Plan, and the end of each subsequent Calendar Quarter thereafter during the Term, ARIAD shall submit to MERCK a written report setting forth in reasonable detail all Development Costs and Commercialization Costs incurred for activities performed by or on behalf of ARIAD over such period applicable to Products. The amount of such Development Costs and Commercialization Costs incurred by ARIAD shall be paid by MERCK to ARIAD within twenty (20) days after the submission by ARIAD of such written report.

(b) Records; Audit Rights.  ARIAD shall keep and maintain for [***] complete and accurate records of Development Costs and Commercialization Costs incurred with respect to Products in sufficient detail to allow confirmation of same by MERCK, including without limitation confirmation of the proper allocation of FTEs to Development of Products.  MERCK shall have the right for a period of [***] after such Development Cost or Commercialization Cost is reported in accordance with Section 3.11.2(a) to appoint at its expense an independent certified public accountant reasonably acceptable to ARIAD to audit the relevant records of ARIAD and its Affiliates to verify that the amount of such Development Costs and Commercialization Costs were correctly determined.   ARIAD and its Affiliates shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from MERCK.  Such audit right shall not be exercised by MERCK more than once in any Calendar Year and the records of Development Costs and Commercialization Costs for a given period may not be audited more than once.  All records made available for audit shall be deemed to be Confidential Information of ARIAD.  The results of each audit, if any, shall be binding on both Parties.  In the event there was an error in the amount of Development Costs and Commercialization Costs reported by ARIAD hereunder, (a) if the amount of Development Costs and Commercialization Costs was over reported, ARIAD shall promptly (but in any event no later than thirty (30) days after ARIAD’s receipt of the report so concluding) make payment to  MERCK of the over reported amount and (b) if the amount of Development Costs and Commercialization Costs was underreported, MERCK shall promptly (but in any event no later than thirty (30) days after MERCK’s receipt of the report so concluding) make payment to ARIAD of the underreported amount.  MERCK shall bear the full cost of such audit unless such audit discloses an over reporting by ARIAD of the greater of [***]% of the aggregate amount of Development Costs and Commercialization Costs reportable in any Calendar Year or $[***], in which case ARIAD shall reimburse MERCK for all costs incurred by MERCK in connection with such audit.

3.12 Co-Promotion Option.

3.12.1 Termination of Existing Co-Promotion Agreement.  The Co-Promotion and Co-Commercialization Agreement dated January 15, 2009 between the Parties is hereby terminated.

3.12.2 Co-Promotion Option.  ARIAD shall have an option (the “Co-Promotion Option”) to Co-Promote each Product for any Cancer Indication in the U.S. Territory (the “Co-Promotion Territory”) in accordance with this Section 3.12.2 (each such Product, a “Co-Promoted Product”). For each Cancer Indication for each Product, MERCK shall give ARIAD written notice of the anticipated date of Launch (the “Anticipated Launch Date”) of such Product for such Cancer Indication in the U.S. Territory (i) at least [***] ([***]) [***] prior to such Anticipated Launch Date in the case of the Sarcoma Indication and (ii) at least [***] ([***]) [***] prior to such Anticipated Launch Date for all Major Cancer Indications and Other Cancer Indications, and shall update such notice in writing in the event MERCK modifies the Anticipated Launch Date to a later date, it being understood that as of the Restated Effective Date, the Anticipated Launch Date for the Sarcoma Indication is [***].  ARIAD may exercise the Co-Promotion Option for such Product for each Cancer Indication by written notice given to MERCK on or before the date that is [***] ([***]) [***] prior to the Anticipated Launch date (as amended).  Such notice for any Cancer Indication shall specify the percentage of Detailing efforts (by FTE) to be provided by ARIAD in Co-Promoting such Co-Promoted Product (“Basic Detail Percentage”); provided, that, under no circumstances shall the Basic Detail Percentage be more than twenty percent (20%).

3.12.3 Negotiation of Co-Promotion Agreement.

(a) Negotiation, Execution and Delivery.  As soon as practicable following the exercise by ARIAD of the Co-Promotion Option , the Parties shall (i) commence the preparation of a Co-Promotion Agreement (the “Co-Promotion Agreement”) which shall set forth the terms applicable to the Co-Promotion of such Co-Promoted Product; (ii) conform in all material respects with the terms and conditions set forth in Schedule 7 attached hereto, (iii) provide for compensation to ARIAD for the Basic Detail Percentage on a fee-for-detail basis as described in Schedule 7, (iv) if ARIAD so requests, which request shall not be unreasonably denied, permit ARIAD to supply [***], (v) require ARIAD’s Detailing effort to be fully integrated with MERCK’s Detailing efforts and operate in compliance with MERCK’s Global Health Guidance Documents, and (vi) include such additional provisions as are usual and customary for inclusion in a co-promotion agreement between companies in the pharmaceutical industry of comparable sizes to the respective Parties. For purposes of clarity, such additional terms shall supplement and shall not materially expand, limit or change the terms set forth on Schedule 7.  The Parties shall negotiate the Co-Promotion Agreement in good faith and with sufficient diligence as is required to execute and deliver the Co-Promotion Agreement within one hundred and twenty (120) days after exercise by ARIAD of the Co-Promotion Option.

(b)           Dispute Resolution.  In the event the Parties fail to execute and deliver the Co-Promotion Agreement within the one hundred and twenty (120) day period described in Section 3.12.3(a), the Parties shall (i) use reasonable efforts to complete such negotiations and to execute and deliver the Co-Promotion Agreement as soon as possible after such one hundred and twenty (120) day period and (ii) without limiting the generality of the foregoing, after the expiration of such one hundred and twenty (120) day period, each produce a list of issues on which they have failed to reach agreement to be resolved in accordance with Section 12.1.

3.13           Medical Science Liaisons.  MERCK does not currently intend to utilize Medical Science Liaisons for oncology products in the United States.  In the event MERCK or any of its Affiliates determines to utilize Medical Science Liaisons for oncology products in the United States, MERCK will notify ARIAD promptly after making such determination, and in any event with sufficient time to allow ARIAD Medical Science Liaisons to commence activities on the same timetable as MERCK Medical Science Liaisons if ARIAD elects to provide Medical Science Liaisons in accordance with the following sentence. ARIAD will have the right, by written notice to MERCK given within sixty (60) days of receipt of the foregoing notice from MERCK, to provide [***] percent ([***]%) of the number of such Medical Science Liaisons who will support the Product.  Provisions for the Medical Science Liaisons and reimbursement to ARIAD for their services will be included in the Co-Promotion Agreement.

3.14           Labeling.  All Promotional Materials for Products shall include, in equal prominence, the names and logos of both ARIAD and MERCK to the extent such names and logos are trademarked and otherwise feasible under applicable law, and only in such countries where ARIAD has obtained trademark registration for its name or logo, as appropriate.  MERCK shall have the responsibility of deciding whether changes in the particular appearance in labeling of packaging and containers of Co-Promoted Products or in the product information is required.

4.           PAYMENTS

4.1 Up-front Fee.  MERCK shall pay ARIAD a non-refundable, non-creditable up-front fee in the aggregate amount of Fifty Million Dollars (U.S. $50,000,000), payable by wire transfer of immediately available funds within  fifteen (15) business days after the Restated Effective Date.

4.2 Milestone Payments.

4.2.1 Milestones.

(a) Regulatory Milestones.  In addition to milestone payments made pursuant to the Original Agreement, MERCK shall make the following non-refundable payments to ARIAD within thirty (30) days after the occurrence of each of the following milestone events for each Product that achieves each such milestone:

Milestone Event	Milestone Payment
Acceptance of filing of Drug Approval Application for a Product for a Sarcoma Indication in the first of the United States, the European Union or any Major European Country	$25 million
Earlier of (i) receipt of Commercialization Regulatory Approval or (ii) Launch in the United States for a Product for a Sarcoma Indication	$25 million
Earlier of (i) receipt of Commercialization Regulatory Approval or (ii) Launch in the first of the European Union or any Major European Country for a Product for a Sarcoma Indication	$10 million
Earlier of (i) receipt of Commercialization Regulatory Approval or (ii) Launch in Japan for a Product for a Sarcoma Indication	$5 million
Acceptance of [***] for a Product for the [***] in the [***]	$[***] million
Acceptance of [***] for a Product for the [***] in the [***]	$[***] million
Acceptance of [***] for a Product for the [***] in the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in the [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in the [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in the [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in the [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in the [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in the [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in [***] for a Product for the [***]	$[***] million
Earlier of (i) receipt of [***] or (ii) [***] in [***] for a Product for the [***]	$[***] million
First acceptance of [***] in the [***] for a Product for [***]	$[***] million
Earlier of first (i) receipt of [***] or (ii) [***] in the [***] for a Product for [***]	$[***] million
Earlier of first (i) receipt of [***] or (ii) [***] in the first of the [***] for a Product for [***]	$[***] million
Earlier of first (i) receipt of [***] or (ii) [***] in [***] for a Product for [***]	$[***] million

(b) Sales Milestones.  In addition to the milestone payments contemplated by Section 4.2.1(a), MERCK shall make each of the following non-refundable, non-creditable payments to ARIAD within thirty (30) days after the first occurrence of the corresponding milestone event for the applicable Product:

Milestone Event	Milestone Payment
Worldwide Net Sales in a Calendar Year of Product of $[***]	$[***] million
Worldwide Net Sales in a Calendar Year of Product of $[***]	$[***] million
Worldwide Net Sales in a Calendar Year of Product of $[***]	$[***] million
Worldwide Net Sales in a Calendar Year of Product of $[***]	$[***] million

4.3 Determination that Milestone Events have Occurred; Treatment of Combinations.

(a) MERCK shall provide ARIAD with prompt written notice upon each occurrence of a milestone event set forth in Section 4.2.1.  In the event that, notwithstanding the fact that MERCK has not given such a notice, ARIAD believes any such milestone event has occurred, it shall so notify MERCK in writing and shall provide to MERCK data, documentation or other information that supports its belief.  Any dispute under this Section 4.3 that relates to whether or not a milestone event has occurred shall be resolved by arbitration under Section 12.1.

(b) A Combination Product containing a Product shall not be entitled to any milestone that has already been earned by that Product or any other Combination Product containing that same Collaboration Compound as that Combination Product.

(c) In the event that a milestone is paid for an Indication for a Product and Development of such Product for such Indication is subsequently terminated, such milestone payment shall be creditable against the same milestone payment earned for a different Product for the same Indication.

(d) For purposes of determination of the occurrence of the milestone events, all Products containing the same single active pharmaceutical ingredient or the same combination of active pharmaceutical ingredients shall be considered the same Product, regardless of differences in formulation.

4.4 Payment of Royalties; Royalty Rates; Accounting and Records.

4.4.1 Payment of Royalties.

(a) Royalties Applicable in the Territory.

(i) MERCK shall pay ARIAD a royalty based on Annual Net Sales of each Product in each Calendar Year (or partial Calendar Year) commencing with the First Commercial Sale of such Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Product, at the following rates:

Annual Net Sales Increment in the Territory	Royalty Rate (%)
Up to $[***]	[***]%
Above $[***], but less than $[***]	[***]%
Above $[***]	[***]%

(ii) In the event that one or more Third Parties sell a Competing Drug (as defined below) in any country in the Territory in which a Product is then being sold by MERCK, then, during any Calendar Quarter in which sales of the Competing Drug by such Third Parties are greater than [***] percent ([***]%) of MERCK aggregate unit sales of Products and Competing Drugs in such country for the treatment of cancer (as measured by prescriptions or other similar information available from a Third Party Data Provider and applicable to such country) the applicable royalties in effect with respect to such Product in such country as specified in Section 4.4.1(a)(i) [***] percent ([***]%).  Notwithstanding the foregoing, MERCK’s obligation to pay royalties at the full royalty rates shall be reinstated on the first day of the Calendar Quarter immediately following the Calendar Quarter in which sales of such Competing Drugs account for [***] percent ([***]%) or less of MERCK aggregate unit sales of Products and Competing Drugs for the treatment of cancer in such country.  For purposes of this Section 4.4.1(a)(ii), a “Competing Drug” means a pharmaceutical product that contains a Collaboration Compound as an active ingredient and is bioequivalent to such Product.

(b) Combination Products.  In the event that a Product is sold as part of a Combination Product, where “Combination Product” means any unified dose (e.g., not a kit of two separate and distinct drug dosage forms) of a pharmaceutical product which is comprised of Product and one or more other compound(s) and/or ingredients having independent therapeutic effect (collectively the “Other Products”), Net Sales of Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, [***].  In the event that no such separate sales are made of either the Product or the Other Products, the reasonably estimated commercial value thereof will be used instead of the sale price.  Each of “weighted average sale price” and “reasonably estimated commercial value” shall be determined as follows:

“Weighted average sale price” and “reasonably estimated commercial value,” as the case may be, for a Product and Other Products shall be calculated once at the commencement of each Calendar Year and such amount shall be used during all applicable royalty reporting periods for the entire following Calendar Year.  When determining the weighted average sale price of a Product or Other Products, the weighted average sale price shall be calculated by dividing the Net Sales (translated into U.S. dollars in accordance with Section 4.4.5 hereof) by the units of active ingredient sold during the [***] ([***]) [***] (or the number of [***]) of the preceding Calendar Year for the respective Product or Other Products.  “Reasonably estimated commercial value” shall be determined by agreement of the Parties using criteria to be mutually agreed upon by the Parties.  If the Parties do not agree, such dispute shall be resolved in accordance with Section 12.1 hereof.  [***], a forecasted weighed average sale price will be used for the Product and Other Products, if applicable.  Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment [***].

(c) Combinations of Product with a Diagnostic Product.  In the event that a Product is sold with a Diagnostic Product that is not the subject of a Diagnostic Product Agreement, the allocation of the combined price of the Product and such Diagnostic Product will be allocated between the Product and such Diagnostic Product by agreement of the Parties based on the reasonably estimated commercial value thereof.

(d) Royalty Stacking.  The amount of royalties owing to ARIAD under Section 4.4.1(a)(i) for any Product in any country, shall be [***] percent ([***]%) of the amount of royalties incurred by MERCK or any of its Affiliates  to any Third Party in consideration for the license of Patent Rights in such country if, at the time of sale of the Product such Patent Rights would be infringed by the use, sale or import of the Product in such country in the Field in the absence of such a license; provided, however, that in no event shall the royalties owed under Section 4.4.1(a)(i) with respect to a Product in a country be reduced by operation of this Section 4.4.1(d), together with Section 4.4.1(a)(ii), [***] percent ([***]%) of what would otherwise be owed under 4.4.1(a)(i) with respect to such Product.  For purposes of this Section 4.4.1(d), the amount of royalties owing to ARIAD under Section 4.4.1(a)(i) for Annual Net Sales of any Product in a given country (prior to the [***]% [***] provided for herein)shall be deemed to be that amount which would be owed if Annual Net Sales of such Product in such country subject to each of the royalty rates under Section 4.4.1(a)(i) were proportional to Net Sales of such Products in all countries subject to royalties under Section 4.4.1(a)(i).  For clarity, an example of the application of the preceding sentence is as follows:  If sales in a calendar year in countries in the Territory without royalty owed to Third Parties are $[***] and sales in countries in the Territory with a [***] percent ([***]%) royalty owed to Third Parties are $[***], the royalties will be $[***], calculated as follows:  ($[***] x [***]% + [***] x [***]%) + ($[***] x [***]% + [***] x [***]%) = $[***].

(e) Limit on Royalty Reductions.  Notwithstanding Section 4.4.1(a)(ii), in no event shall the royalties owed under Section 4.4.1(a)(i), with respect to a Product in a country be reduced by operation of Section 4.4.1(b), together with Section 4.4.1(a)(ii), [***] percent ([***]%) of what would otherwise be owed under 4.4.1(a)(i) with respect to such Product in such country.

(f) Application of Reductions to Royalty Tiers.  For purposes of Sections 4.4.1(a)(ii), the amount of royalties owing to ARIAD under Section 4.4.1(a)(i) for Annual Net Sales of any  Product in a given country (prior to any [***]% [***] provided for therein)shall be deemed to be that amount which would be owed if Annual Net Sales of such Product in such country subject to each of the royalty rates under Section 4.4.1(a)(i) were proportional to Net Sales of such Product in all countries subject to royalties under Section 4.4.1(a)(i).

(g) Know-How Payments.  The Parties hereby acknowledge and agree that any royalties that may be payable for a Product for which no Patent Rights exist shall be in consideration of (i) ARIAD’s expertise and know-how concerning mTOR Inhibitor Compounds, including its development of the ARIAD Background Technology and its other development activities conducted prior to the Restated Effective Date, including those conducted under the Original Agreement; (ii) the performance by ARIAD of the Development Program under this Agreement and the Original Agreement; (iii) the disclosure by ARIAD to MERCK of results obtained in the Development Program under this Agreement and the Original Agreement; (iv) the licenses granted to MERCK hereunder with respect to Licensed Technology and Joint Technology that are not within the claims of any Patent Rights Controlled by ARIAD; (v) the restrictions on ARIAD in Section 6.4.1; and (vi) the “head start” afforded to MERCK by each of the foregoing.

(h) Payment Dates and Reports.  Royalty payments shall be made by MERCK within thirty (30) days after the end of each calendar month, commencing with the calendar month in which the First Commercial Sale of a Product occurs.  MERCK shall also provide, at the same time each such payment is made, a report showing: (a) the Net Sales of each Product by type of Product and country in the Territory; (b) the total amount of deductions from gross sales to determine Net Sales; (c) the applicable royalty rates for Product in each country in the Territory after applying any reductions set forth above; and (d) a calculation of the amount of royalty due to ARIAD.

4.4.2 Records; Audit Rights.  MERCK and its Affiliates and Sublicensees shall keep and maintain for [***] ([***]) years from the date of each payment of royalties hereunder complete and accurate records of gross sale and Net Sales by MERCK and its Affiliates and Sublicensees of each Product, in sufficient detail to allow royalties to be determined accurately.  ARIAD shall have the right for a period of [***] ([***]) years after receiving any such payment to appoint at its expense an independent certified public accountant reasonably acceptable to MERCK to audit, the relevant records of MERCK and its Affiliates and Sublicensees to verify that the amount of such payment was correctly determined.  MERCK and its Affiliates and Sublicensees shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from ARIAD.  Such audit right shall not be exercised by ARIAD more than once in any Calendar Year or more than once with respect to sales of a particular Product in a particular period.  All records made available for audit shall be deemed to be Confidential Information of MERCK.  The results of each audit, if any, shall be binding on both Parties.  In the event there was an underpayment by MERCK hereunder, shall promptly (but in any event no later than thirty (30) days after MERCK’s receipt of the report so concluding) make payment to ARIAD of any shortfall.  ARIAD shall bear the full cost of such audit unless such audit discloses an underreporting by MERCK of the greater of [***]  percent ([***]%) of the aggregate amount of royalties payable in any Calendar Year or $[***], in which case MERCK shall reimburse ARIAD for all costs incurred by ARIAD in connection with such audit.

4.4.3 Overdue Royalties and Milestones.  All royalty payments not made within the time period set forth in Section 4.4.1, including underpayments discovered during an audit, and all milestone payments not made within the time period specified in Section 4.2.1, shall bear interest at a rate of [***] percent ([***]%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Laws.  Any such overdue royalty or milestone payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

4.4.4 Payments; Withholding Tax.

(a) All payments made by a Party under this Article 4 shall be made by wire transfer from a banking institution in the United States in U.S. Dollars in accordance with instructions given in writing from time to time by the other Party.

(b) If applicable laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by MERCK to ARIAD under this Agreement, MERCK shall make such withholding payments as may be required and shall subtract such withholding payments from such payments.  MERCK shall submit appropriate proof of payment of the withholding taxes to ARIAD within a reasonable period of time. MERCK shall promptly provide ARIAD with the official receipts. MERCK shall render ARIAD reasonable assistance in order to allow ARIAD to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.  If MERCK did not withhold taxes, in whole or in part, in connection with any payment it made to ARIAD under the Agreement and a tax authority subsequently disagrees with MERCK's interpretation of the withholding rules and finds that MERCK had a duty to withhold taxes and such taxes were assessed against and paid by MERCK, then ARIAD will indemnify and hold harmless MERCK from and against such taxes (excluding penalties).  If MERCK makes a claim under this Section 4.4.4(b), it will comply with the obligations imposed by this Section 4.4.4(b) as if MERCK had withheld taxes from a payment to ARIAD.

4.4.5 Foreign Currency Exchange. All payments to be made by MERCK to ARIAD under this Agreement shall be made in United States dollars and may be paid by check made to the order of ARIAD or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by ARIAD from time to time.  In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due ARIAD shall be made at the monthly rate of exchange utilized by MERCK in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by MERCK.

5. TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

5.1 Confidentiality.

5.1.1 Confidentiality Obligations.  ARIAD and MERCK each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party.  ARIAD and MERCK each agrees that, subject to Section 5.1.2, it will not disclose, and will cause its Affiliates and Sublicensees not to disclose, any Confidential Information or Proprietary Materials of the other Party and it will not use, and will cause its Affiliates and Sublicensees not to use, any Confidential Information or Proprietary Materials of the other Party except as expressly permitted hereunder; provided that such obligations shall apply during the Term and for an additional five (5) years thereafter.

5.1.2 Limited Disclosure.  ARIAD and MERCK each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party to any employee, consultant or Affiliate of such other Party or Third Party subcontractor engaged by ARIAD prior to the Restated Effective Date or engaged by MERCK before or after the Restated Effective Date to enable ARIAD or MERCK to exercise its rights or to carry out its responsibilities under this Agreement; provided that any such disclosure or transfer shall only be made to Persons who are bound by written obligations as described in Section 5.1.3.  In addition, ARIAD and MERCK each agrees that the other Party may disclose its Confidential Information (a) to its licensees as expressly permitted pursuant to Section 3.9.3 hereof, (b) on a need-to-know basis to such other Party’s legal and financial advisors, (c) as reasonably necessary in connection with an actual or potential (i) permitted sublicense of such other Party’s rights hereunder, (ii) debt or equity financing of such other Party or (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party, (d) to any Third Party that is or may be engaged by MERCK to perform services in connection with the Development Program or the Commercialization of Products as necessary to enable such Third Party to perform such services, and (e) for any other purpose with the other Party’s consent, not to be unreasonably withheld.  In addition, each Party agrees that the other Party may disclose such Party’s Confidential Information or provide Proprietary Materials (A) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement; or (B) as required by Applicable Laws; provided that, in the case of any disclosure under this clause (B), the disclosing Party shall (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

5.1.3 Employees and Consultants.  ARIAD and MERCK each hereby represents that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who participate in the activities of the Collaboration or have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to their participation or access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder.  Each Party will be liable to the other for any disclosure or misuse by its employees of Confidential Information or Proprietary Materials of the Other Party.

5.2 Publicity.  Notwithstanding anything to the contrary in Section 5.1, the Parties, upon the execution of this Agreement, shall each issue a press release with respect to this Agreement, and either Party may make subsequent public disclosure of the contents of either such press release without further approval of the other Party.  The Parties will each permit the other to review and comment on its press release and will coordinate to assure consistency in the contents of such press releases that pertain to this Agreement.  After issuance of such press release, except as required by Applicable Laws (including those relating to disclosure of material information to investors), neither Party shall issue a press or news release or make any similar public announcement (it being understood that rules and procedures for publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Section 5.3 and not subject to this Section 5.2) related to the Development Program that contains Confidential Information of the other Party without the prior written consent of the other Party; provided that (a) notwithstanding the foregoing, ARIAD shall, upon reasonable advance notice to MERCK, be expressly permitted to publicly announce the occurrence of any milestone event under Section 4.2.1, material information regarding a Clinical Trial (which may be a joint press release if requested by MERCK), the publication or presentation of any scientific paper, abstract or poster,  and any other event that ARIAD reasonably believes is material to ARIAD and (b) MERCK (i) expressly acknowledges that ARIAD is an emerging company the success of which is substantially dependent on its ability to attract and raise capital and that ARIAD’s ability to attract and raise capital is substantially dependent on its ability to announce publicly developments in its research and development programs, product development pipeline and commercialization activities, and (ii) agrees that it shall  take (i) above into account and not unreasonably withhold, condition or delay its consent to any request by ARIAD to announce publicly developments in the Collaboration. ARIAD agrees that it shall not unreasonably withhold, condition or delay its consent to any request by MERCK to announce publicly developments in the Collaboration.

5.3 Publications and Presentations.  The Parties acknowledge that scientific and medical publications and presentations will be made in a manner consistent with Third Party agreements in effect as of the Effective Date and industry standards for the development and Commercialization of drugs in the Field, but must be strictly monitored to prevent any adverse effect from premature publication or dissemination of results of the activities hereunder.  The Parties will form a Publication Committee which will establish rules and procedures for scientific and medical publications and presentations, including publications and presentations relating to Biomarkers, Biomarker Information and Program Biomarker Technology.  Such rules and procedures will include requirements for reasonable advance notice and expeditious review of proposed publications and presentations, both before and after Commercialization Regulatory Approval is obtained.  The Publication Committee shall report to the JDC.  Notwithstanding the foregoing, (i) except for disclosures permitted pursuant to Section 5.2, either Party, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days (or, in the case of consulting agreements, such shorter period (but not less than thirty (30) days) as required by  the  consulting or other agreement with such consultant) prior to submission for publication or presentation, (ii) the reviewing Party shall have the right to require a delay of up to ninety (90) days (or, in the case of consulting agreements, such shorter period (but not less than sixty (60) days)  as required by the consulting or other agreement with such consultant) in publication or presentation in order to enable patent applications protecting each Party’s rights in such information to be filed, and (iii) each Party shall have the right to prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation.  In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-ownership shall be determined in accordance with customary standards.  In negotiating consulting agreements, each Party shall use Commercially Reasonable Efforts to obtain the agreement of the consultant to the sixty (60) and ninety (90) day periods set forth in clauses (i) and (ii) above.

5.4 Prior Approved Publication.  Notwithstanding Sections 5.2 and 5.3, either Party may include in a public disclosure or in a scientific or medical publication or representation, without prior delivery to or approval by the other Party, any information which has previously been included in a public disclosure or scientific or medical publication that has been approved pursuant to Section 5.2 or reviewed pursuant to Section 5.3 or published or publicly disclosed by the other Party.  A Party relying on this Section 5.5 shall bear the burden of establishing that information has previously been included in a public disclosure or scientific or medical publication that has been approved pursuant to Section 5.2 or reviewed pursuant to Section 5.3 or published or publicly disclosed by the other Party.

6.           LICENSE GRANTS; EXCLUSIVITY; STANDSTILL AGREEMENT

6.1 Licenses.

6.1.1 ARIAD License Grants.

(a) Development Program.  Subject to the other terms of this Agreement, ARIAD hereby grants to MERCK an exclusive, royalty-free, worldwide license during the Term, with the right to grant sublicenses solely as provided in Section 6.2.1, under Licensed Technology and Licensed Patent Rights for the sole purpose of conducting MERCK Development Activities as part of the Development Program.

(b) Commercialization Licenses.  Subject to the other terms of this Agreement, ARIAD hereby grants to MERCK an exclusive, royalty-bearing license during the Term, including the right to grant sublicenses as provided in Section 6.2, under Licensed Technology and Licensed Patent Rights for the sole purpose of Commercializing Products in the Field in the Territory.

(c) Manufacturing Technology.  Subject to the other terms of this Agreement, ARIAD hereby grants to MERCK a royalty-free, worldwide license during the Term, with the right to grant sublicenses solely as provided in Section 6.2.3, under Licensed Technology and Licensed Patent Rights for the sole purpose of performing its obligations and exercising its rights under the Supply Agreement.

6.1.2 MERCK License Grants.

(a) Development Program.  Subject to the other terms of this Agreement, MERCK hereby grants to ARIAD a royalty-free, worldwide license during the Term under MERCK Technology, MERCK Patent Rights and MERCK’s interest in Joint Technology and Joint Patent Rights for the sole purpose of (i) conducting ARIAD Development Activities as part of the Development Program, and (ii) conducting pre-clinical research as permitted pursuant to Section 6.4.

(b) Commercialization License.  Subject to the other terms of this Agreement, effective solely in the event and to the extent that ARIAD exercises the Co-Promotion Option, MERCK hereby grants to ARIAD a co-exclusive (together with MERCK), license during the Term, without the right to grant sublicenses, under MERCK Technology and MERCK Patent Rights and MERCK’s interest in Joint Technology and Joint Patent Rights for the sole purpose of Co-Promoting Co-Promoted Products in the Field in the Co-Promotion Territory pursuant to the Co-Promotion Agreement.

(c) Manufacturing Technology.  MERCK will, in the case of MERCK Program Technology and MERCK Program Patent Rights, and may, in the case of MERCK Background Technology and MERCK Patent Rights containing claims covering MERCK Background Technology, utilize MERCK Technology and MERCK Patent Rights in Manufacturing Development and/or commercial Manufacturing, as set forth in the Supply Agreement, of API, Product and/or Collaboration Compounds (all such MERCK Technology and MERCK Patent Rights being referred to as “MERCK Manufacturing Technology and Patent Rights”).  In the event that this Agreement terminates pursuant to Section 9.2, or in the event that MERCK and its Approved Manufacturers fail to supply API to ARIAD as set forth in Section 3.5.4, and subject to the other terms of this Agreement and to the applicable terms of any agreement with a Third Party limiting MERCK's rights to grant any such license, which MERCK shall disclose to ARIAD promptly upon becoming aware that such Third Party agreement imposes any restriction on MERCK’s ability to grant the licenses set forth in this sentence, MERCK hereby grants to ARIAD a perpetual, non-exclusive, royalty-free (except for any fees or royalties that MERCK is required to pay based on ARIAD’s use), worldwide license, with the right to grant sublicenses except as set forth below, to (i) any MERCK Manufacturing Technology and Patent Rights that is MERCK Background Technology and MERCK Patent Rights claiming MERCK Background Technology that MERCK chooses to utilize in Manufacturing Development and/or commercial Manufacturing (a) of API and/or Collaboration Compounds pursuant to the New Supply Agreement, and, (b) Product, in the case of termination pursuant to Section 9.2 , (it being understood that MERCK has no obligation to utilize MERCK Background Technology and MERCK Patent Rights claiming MERCK Background Technology in Manufacturing Development and/or commercial Manufacturing of API, Product and/or Collaboration Compounds), and (ii) all MERCK Manufacturing Technology and Patent Rights that is MERCK Program Technology and MERCK Program Patent Rights, solely to Manufacture or have Manufactured (x)(i) API and Collaboration Compound pursuant to the New Supply Agreement, and, (ii) Product, in the case of termination pursuant to Section 9.2, and (y) any Rapamycin Analog or Rapamycin Derived mTOR Inhibitor (including the right to manufacture rapamycin for use in manufacture of any Rapamycin Analog or Rapamycin Derived mTOR Inhibitor) and to use and sell or have sold any such Collaboration Compound, Rapamycin Analog or Rapamycin Derived mTOR Inhibitor and, in the case of termination pursuant to Section 9.2, any Product, for any purpose except as prohibited by this Agreement and the New Supply Agreement.  ARIAD’s right to sublicense MERCK Manufacturing Technology and Patent Rights shall not apply to any MERCK Manufacturing Technology and Patent Rights that relate to the Manufacture of Product from API or Collaboration Compound, except for a sublicense to a toll manufacturer that Manufactures Product from API or Collaboration Compound for ARIAD in the case of termination pursuant to Section 9.2.  Notwithstanding the foregoing, ARIAD shall have no obligation to pay any fees or royalties based on ARIAD’s use of any MERCK Manufacturing Technology and Patent Rights in the manufacture of a product that arise under any agreement to which MERCK is a party or any Third Party obligation of which MERCK is otherwise aware unless MERCK provides ARIAD with prior written notice of such Third Party obligation at the time of disclosure of the MERCK Manufacturing Technology and Patent Rights to ARIAD.

6.1.3 Disclosure of Technology.  Each Party shall disclose to the other Party all Technology and Patent Rights Controlled by such Party that is necessary, or useful in the reasonable determination of the disclosing Party, for the Development, Commercialization or Manufacture of Products consistent with such Party’s rights and responsibilities pursuant to this Agreement, and all such Technology and Patent Rights shall be included in the licenses granted in this Section 6.1.  Such disclosures shall include ongoing disclosures of Technology developed in the course of Manufacturing Development of API, Clinical Product and Marketed Product.  For Technology developed in the course of Manufacturing Development of API, Clinical Product and Marketed Product, ARIAD shall promptly make such disclosure after the Restated Effective Date, and all such disclosures shall be in document form and shall not require instruction of MERCK Personnel by ARIAD personnel.  This Section 6.1.3 does not otherwise apply to MERCK Manufacturing Technology and Patent Rights.

6.1.4 Clinical Samples, Biomarker Information and Program Biomarker Technology

(a) Fluids, tissue or tumor samples collected by either Party in the Development Program shall only be used by ARIAD as permitted prior to the Restated Effective Date or as authorized by MERCK after the Restated Effective Date as part of ARIAD Development Activities.

(b) Each Party shall disclose to the other Party all Program Biomarker Technology owned by it and will provide the other Party with all Biomarker Information within clause (i) of Section 1.18 and all raw data contained in such Biomarker Information developed by it or its Affiliates. Such Program Biomarker Technology, Biomarker Information and raw data shall be provided by each Party in a mutually agreed and readily useable and decipherable format.

(c) Subject to the other terms of this Agreement, each Party hereby grants to the other Party a worldwide, royalty-free, irrevocable right and license, with the unrestricted right to grant sublicenses, to use all raw data contained in Program Biomarker Technology and Biomarker Information within clause (i) of Section 1.18 for any and all purposes consistent with its obligations under Section 3.1.2(c) and Section 6.4 of this Agreement.

(d) Subject to the other terms of this Agreement, each Party hereby grants to the other Party a worldwide, royalty-free, irrevocable license, with the unrestricted right to grant sublicenses, under all Patent Rights Controlled by the granting Party that claim any Program Biomarker Technology and all Patent Rights or other intellectual property rights pertaining to Biomarker Information within clause (i) of Section 1.18 Controlled by the granting Party to use such Program Biomarker Technology and Biomarker Information in connection with the discovery, development (including in Clinical Trials), manufacture, use, sale, import or other commercialization of any mTOR Inhibitor.

6.2 Right to Sublicense.

6.2.1 Development Program Licenses. Notwithstanding anything contained herein to the contrary, MERCK shall have the right to grant sublicenses under the license granted to it under Sections 6.1.1(a) and 6.1.2(a) solely to Third Party subcontractors engaged by such Party to perform designated functions related to the conduct of Development activities under the Development Program or to Affiliates; provided however, that (a) MERCK shall remain responsible for the satisfactory accomplishment of such work in accordance with the terms and conditions of this Agreement; and (b) each such subcontractor shall enter into a written agreement containing such provisions as are normal and customary for similar types of agreements.

6.2.2 Products.  MERCK shall have the right to grant sublicenses to Sublicensees under the Commercialization license granted to it under Section 6.1.1(b), with respect to Products in the Territory  in the Field; provided that: (a) it shall be a condition of any such sublicense that such Sublicensee agrees to be bound by all terms of this Agreement applicable to the Commercialization of Products in the Field in the Territory (including, without limitation, Article 5); (b) MERCK shall provide written notice to ARIAD of any such proposed sublicense at least thirty (30) days prior to such execution and provide copies to the other Party of each such sublicense within ten (10) days of its execution; (c) if MERCK grants a sublicense to a Sublicensee, MERCK shall be deemed to have guaranteed that such Sublicensee will fulfill all of MERCK’s obligations under this Agreement applicable to the subject matter of such sublicense; (d) MERCK shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense.

6.2.3 Manufacturing Technology.  Notwithstanding anything contained herein to the contrary, MERCK shall have the right to grant sublicenses under the license granted to it under Sections 6.1.1(c) and 6.1.2(c) solely to Third Party subcontractors engaged by MERCK to Manufacture API, Collaboration Compound or Product or to Affiliates; provided however, that; (a) MERCK shall remain responsible for the satisfactory accomplishment of such work in accordance with the terms and conditions of this Agreement; and (b) each such subcontractor shall enter into a written agreement containing such provisions as are normal and customary for similar types of agreements.  In addition, in the event that this Agreement terminates pursuant to Section 9.2, or in the event that MERCK and its Approved Manufacturers fail to supply ARIAD as set forth in Section 3.5.4, and subject to the limitation set forth in Section 6.1.2(c) with respect to MERCK Manufacturing Technology and MERCK Patent rights that relate to the Manufacture of Product from API, ARIAD shall have the right to grant sublicenses under the license granted to it under Section 6.1.2(c) to Third Parties to manufacture (x) Product, solely in the case of termination pursuant to Section 9.2, (y) API, Collaboration Compound, Rapamycin Analogs, Rapamycin Derived mTOR Inhibitors, and (z) rapamycin for use in manufacture of Rapamycin Analogs or Rapamycin Derived mTOR Inhibitors, and (i) to use the same for research use by ARIAD, (ii) to use and sell the same for  sale by ARIAD to ARIAD’s Medical Device Collaborators, and (iii) to use and sell the same for any purpose except as prohibited by this Agreement or the New Supply Agreement.

6.3 No Other Rights.  MERCK shall have no rights to use or otherwise exploit ARIAD Technology, ARIAD Patent Rights, or ARIAD Proprietary Materials, and ARIAD shall have no rights to use or otherwise exploit MERCK Technology, MERCK Patent Rights or MERCK Proprietary Materials, in each case, except as expressly set forth herein.

6.4 Exclusivity.

6.4.1 ARIAD.  Until the later to occur of (a) expiration of the last to expire Valid Claim of the ARIAD Patent Rights, MERCK Patent Rights or Joint Patent Rights in any country that covers the composition of matter or sale or import of a Product or a Collaboration Compound contained in a Product or its use for any indication for which Commercialization Regulatory Approval has been obtained in any country, or (b) twelve (12) years from the date of the First Commercial Sale of such Product in every country in which a Product is sold, ARIAD shall not, and shall cause each of its Affiliates to not, conduct any activity, either on its own, or with, for the benefit of, or sponsored by any Third Party, that is designed to develop or commercialize, or grant any license or other rights to any Third Party to utilize any Technology or Patent Rights Controlled by ARIAD or any of its Affiliates for the express purpose of developing or commercializing (i) rapamycin or any Rapamycin Derived mTOR Inhibitor in the Field except hereunder in the Development Program, or the Development or Commercialization of Products or (b) in connection with the conduct of any Permitted Transactions, or (ii) any Collaboration Compound for use as a Dimerizer.  Without limiting the generality of the foregoing obligations, ARIAD shall inform the JDC regarding any pre-clinical research permitted under this Section 6.4.1, and shall report to the JDC  regarding the results of such pre-clinical research.

6.4.2 MERCK.  Until the later to occur of (a) expiration of the last to expire Valid Claim of the ARIAD Patent Rights, MERCK Patent Rights or Joint Patent Rights in any country that covers the composition of matter or sale or import of a Product or a Collaboration Compound contained in a Product or its use for any indication for which Commercialization Regulatory Approval has been obtained in any country, or (b) twelve (12) years from the date of the First Commercial Sale of such Product in every country in which a Product is sold, MERCK shall not, and shall cause each of its Affiliates to not, conduct any activity, either on its own, or with, for the benefit of, or sponsored by any Third Party, that is designed to develop or commercialize, or grant any license or other rights to any Third Party to utilize any Technology or Patent Rights Controlled by MERCK or any of its Affiliates for the express purpose of  developing or commercializing (i) rapamycin or any Rapamycin Derived mTOR Inhibitor in the Field except (a) hereunder in the Development Program or the Development or Commercialization of Products, or (b) in connection with the conduct of any Permitted Transactions, or (ii) any Collaboration Compound for use as a Dimerizer.

6.4.3 Permitted Transactions.  If either Party enters into an agreement for a Permitted Transaction, all Technology and Patent Right granted to such Party under the Permitted Transaction (“Collaborator IP Rights”) shall be included without further action in the licenses granted to the other Party by Section 6.1.1 or 6.1.2.  If a Permitted Transaction entered into by MERCK or ARIAD involves the use of any Collaboration Compound, data or information relating to any Collaboration Compound or Confidential Information of ARIAD or MERCK the Party entering into such Permitted Transaction agrees that it shall not utilize (or permit an Affiliate to utilize or license any Third Party to utilize) any Collaborator IP Rights to develop or commercialize in the Field any mTOR Inhibitor other than a Collaboration Compound, except that ARIAD may utilize Collaborator IP Rights to develop or commercialize mTOR Inhibitors for use with stents or Medical Devices.  If a Permitted Transaction entered into by ARIAD involves use of any Confidential Information of MERCK, ARIAD agrees that it shall not utilize (or permit an Affiliate to utilize or license any Third Party to utilize) any Collaborator IP Rights to research, develop or commercialize any mTOR Inhibitor.

6.4.4 Acquisitions by a Party Involving Rapamycin Derived mTOR Inhibitors.

(a) Notwithstanding the provisions of Section 6.4.2, if during the Term MERCK or any of its Affiliates acquires or agrees to acquire (whether by purchase of assets or shares, share exchange, merger or consolidation or similar transaction), an entity that is developing or commercializing a Rapamycin Derived mTOR Inhibitor, MERCK shall have [***] ([***]) [***] from the date of public announcement of the acquisition or merger (or if there is no public announcement, from the closing of such acquisition or merger) to notify ARIAD in writing as to whether MERCK or its Affiliate intends to divest its interest in such Rapamycin Derived mTOR Inhibitor.  If MERCK or its Affiliate elects to divest its interest in such Rapamycin Derived mTOR Inhibitor, MERCK or its Affiliate shall use reasonable efforts to identify a Third Party purchaser to whom the MERCK or its Affiliate will divest its interest in such Rapamycin Derived mTOR Inhibitor and enter into a definitive agreement with such Third Party for such divestiture as soon as reasonably practicable under the circumstances.  If MERCK or its Affiliate elects not to divest its interest in such Rapamycin Derived mTOR Inhibitor, or fails to divest its interest in such Rapamycin Derived mTOR Inhibitor within [***] ([***]) [***] after the closing of the transaction for which MERCK  has provided ARIAD with notice, then ARIAD shall have the option, upon written notice to MERCK, as applicable, given no later than [***] ([***]) [***] after the earlier of:  (a) MERCK’s written notice, as applicable, of its election not to divest such Rapamycin Derived mTOR Inhibitor; and (b) the end of such [***] ([***]) [***] period described above, to require MERCK to take such actions as may be necessary to treat such Rapamycin Derived mTOR inhibitor as a Collaboration Compound for all purposes of this Agreement, except that ARIAD shall not have a right to manufacture a Rapamycin Derived mTOR Inhibitor that is acquired by MERCK or its Affiliate.

(b) Notwithstanding the provisions of Section 6.4.1, if during the Term ARIAD or any of its Affiliates acquires or agrees to acquire (whether by purchase of assets or shares, share exchange, merger or consolidation or similar transaction), an entity that is developing or commercializing a Rapamycin Derived mTOR Inhibitor, ARIAD shall have [***] ([***]) [***] from the date of public announcement of the acquisition or merger (or if there is no public announcement, from the closing of such acquisition or merger) to notify MERCK in writing as to whether ARIAD or its Affiliate intends to divest its interest in such Rapamycin Derived mTOR Inhibitor.  If ARIAD or its Affiliate elects to divest its interest in such Rapamycin Derived mTOR Inhibitor, ARIAD or its Affiliate shall use reasonable efforts to identify a Third Party purchaser to whom ARIAD or its Affiliate will divest its interest in such Rapamycin Derived mTOR Inhibitor and enter into a definitive agreement with such Third Party for such divestiture as soon as reasonably practicable under the circumstances.  If ARIAD or its Affiliate elects not to divest its interest in such Rapamycin Derived mTOR Inhibitor, or fails to divest its interest in such Rapamycin Derived mTOR Inhibitor within [***] ([***]) [***] after the closing of the transaction for which ARIAD has provided MERCK with notice, then MERCK shall have the option, upon written notice to ARIAD, as applicable, given no later than [***] ([***]) [***] after the earlier of:  (a) ARIAD’s written notice, as applicable, of its election not to divest such Rapamycin Derived mTOR Inhibitor; and (b) the end of such [***] ([***]) [***] period described above, to require ARIAD to take such actions as may be necessary to treat such Rapamycin Derived mTOR inhibitor as a Collaboration Compound for all purposes of this Agreement, except that MERCK shall not have a right to manufacture a Rapamycin Derived mTOR Inhibitor that is acquired by ARIAD or its Affiliate, even if MERCK otherwise obtains the right to Manufacture Products.

(c) In the event a Party is acquired (whether by purchase of assets or shares, share exchange, merger or consolidation) by an entity that is developing or commercializing a Rapamycin Derived mTOR Inhibitor, such Party agrees to keep all Confidential Information resulting from the Development, Commercialization or Manufacture of any Collaboration Compound or Product (“Program Confidential Information”) separate and apart from all programs and personnel for such other Rapamycin Derived mTOR Inhibitor and not use such Program Confidential Information in connection with such other Rapamycin Derived mTOR Inhibitor.  The non-acquired Party shall have the right to require the acquired Party and the acquiror to adopt commercially reasonable procedures to prevent the disclosure or use of Program Confidential Information as provided above.  The purpose of such procedures shall be to strictly limit such disclosures to only those personnel having a need-to-know Program Confidential Information in order to perform the acquired Party’s obligations and exercise its rights under this Agreement.

6.5 Standstill Agreement.

(a) Standstill Obligation.  Except as permitted by [***], during the Term of this Agreement, without the prior written consent of the Board of Directors [***] or encourage others to) directly or indirectly in any manner: [***], directly or indirectly, alone or in concert with others, [***], or in any way participate in, directly or indirectly, alone or in concert with others, any [***] or in any way participate in a “group” [***], directly or indirectly, alone or in concert with others, [***], other than in the ordinary course of business; [***] with others to do any of the actions [***] otherwise act in concert with others, [***].

(b) The provisions of Section 6.5(a) [***] announces publicly that it is seeking, or considering seeking, [***] or that it is otherwise exploring, or considering exploring, [***] or one or more of its subsidiaries to a third party [***] immediately prior to [***].  For clarity, the foregoing provisions shall prohibit [***] unless one of the exceptions in the preceding sentence [***].  For avoidance of doubt, nothing in the Agreement shall prevent [***].  Notwithstanding the above, [***] shall not be deemed a breach of this provision.

6.6 Prohibition on Solicitation.  Without the written consent of ARIAD, neither MERCK nor any of its United States-based Affiliates shall, [***] at the time of such solicitation.  This provision shall not restrict MERCK or its Affiliates from advertising employment opportunities in general publications that do not directly target ARIAD its employees.

7.           INTELLECTUAL PROPERTY RIGHTS

7.1 ARIAD Intellectual Property Rights.  ARIAD shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all ARIAD Technology and ARIAD Patent Rights.

7.2 MERCK Intellectual Property Rights.  MERCK shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all MERCK Technology and MERCK Patent Rights.

7.3 Joint Technology Rights.  MERCK and ARIAD shall jointly own all Joint Technology and Joint Patent Rights.  Notwithstanding anything to the contrary contained herein or under Applicable Law, except to the extent set forth herein, the Parties hereby agree that (i) either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Technology,  Joint Patent Rights or jointly owned Confidential Information or Proprietary Materials for any purposes inside or outside the Field other than the discovery, development, manufacture, use, sale or importation of a Rapamycin Derived mTOR Inhibitor, for use in the Field, without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party; (ii) neither Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Technology, Joint Patent Rights or jointly owned Confidential Information or Proprietary Materials for the discovery, development, manufacture, use, sale or importation of a Rapamycin Derived mTOR Inhibitor, for use in the Field,  without the prior written consent of the other Party, which may be granted or withheld in its sole discretion; and (iii) either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Technology, Joint Patent Rights or jointly owned Confidential Information or Proprietary Materials for the discovery, development, manufacture, use, sale or importation of a Rapamycin Derived mTOR Inhibitor, for use outside the Field, without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party.

7.4 Product Technology and Product Patent Rights.  For clarity, it is acknowledged that all Product Technology and Patent Rights with respect thereto shall be owned solely by ARIAD and that all Product Use Technology and Patent Rights with respect thereto shall be jointly owned, regardless of inventorship.  Ownership of all Product Delivery Technology and any other Program Technology and Patent Rights with respect thereto shall be determined in accordance with Section 7.6 it being understood that the owner thereof shall have the exclusive right to use such Program Technology and Patent Rights outside the Collaboration.

7.5 Patent Coordinators.  ARIAD and MERCK shall, by written notice to the other Party,  each appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement.  Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.

7.6 Inventorship.  The Patent Coordinators shall initially determine inventorship of Program Technology under U.S. patent law.  In case of a dispute between the Patent Coordinators over inventorship and, as a result, whether any particular Technology is ARIAD Technology, MERCK Technology or Joint Technology, such dispute shall be resolved according to U.S. patent law by patent counsel who (and whose firm) is not at the time of the dispute, and was not at any time during the five (5) years prior to such dispute, performing services for either of the Parties, such patent counsel to be selected by the Parties.  Expenses of such patent counsel shall be shared equally by the Parties.

8.           FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

8.1 Patent Filing, Prosecution and Maintenance.

8.1.1 ARIAD Prosecution Rights.  ARIAD, acting through patent counsel or agents of its choice, shall be solely responsible for the preparation, filing, prosecution and maintenance of the ARIAD Patent Rights.  MERCK shall cooperate with and assist ARIAD in all reasonable respects, in connection with ARIAD’s preparation, filing, prosecution (including review and comments regarding responses to office actions and/or official actions from worldwide patent offices) and maintenance of such Patent Rights.  The costs and expenses incurred by ARIAD in connection with the preparation, filing, prosecution and maintenance of such Patent Rights shall be Development Costs.

8.1.2 MERCK Prosecution Rights.  MERCK, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all MERCK Patent Rights.  At MERCK’s request, ARIAD shall cooperate with and assist MERCK in all reasonable respects, in connection with MERCK’s preparation, filing, prosecution and maintenance of MERCK Program Patent Rights.  The costs and expenses incurred by MERCK in connection with the preparation, filing, prosecution and maintenance of MERCK Program Patent Rights shall be Development Costs.

8.1.3 Joint Patent Rights.  Within ten (10) days after it is determined pursuant to Section 7.6 that any particular Program Technology is Joint Program Technology, the Parties will determine whether one Party or the other will undertake the prosecution of Joint Program Patent Rights with respect thereto, based on the respective expertise of the Parties.  If the Parties fail to agree, then prosecution of such Joint Program Patent Rights shall be jointly controlled by the Parties, using patent counsel agreed upon by the Patent Coordinators or, if they fail to agree, selected by the Parties.  The costs and expenses incurred in connection with the preparation, filing, prosecution and maintenance of Joint Patent Rights shall be Development Costs.

8.1.4 Information and Cooperation.  Each filing Party shall (a) promptly notify the other Party, through its Patent Coordinator, of any Program Technology or Program Biomarker Technology and discuss with the other Party, through its Patent Coordinator, the filing of any patent application with respect thereto; (b) regularly provide the other Party with copies of all patent applications filed hereunder for any Program Technology, or Program Biomarker Technology and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the other Party; and (b) provide the other Party and its patent counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other Party and its patent counsel shall be taken into consideration in good faith by such Party and its patent counsel in connection with such filing.  Each filing Party shall pursue in good faith all reasonable claims requested by the other Party in the prosecution of any Patent Rights under this Section 8.1.

8.1.5 Abandonment.  If either Party decides to cease prosecution on, to abandon or to allow to lapse any of the Patent Rights covering any Product, Product Technology, Product Use Technology, Product Delivery Technology or Program Biomarker Technology in any country or region in the Territory, such Party ("Abandonment Party") shall inform the other Party ("Assuming Party") of such decision promptly and, in any event, so as to provide the  Assuming Party a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region.  The Assuming Party shall have the right to assume responsibility for continuing the prosecution of such Patent Rights in such country or region and paying any required fees to maintain such Patent Rights in such country or region or defending such Patent Rights, all at the Abandonment Party’s sole expense, through patent counsel or agents of its choice.  The Assuming Party shall not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility.  Upon transfer of the Abandonment Party’s responsibility for prosecuting, maintaining and defending any of the Patent Rights to the Assuming Party under this Section 8.1.5, the  Abandonment Party shall promptly deliver to the  Assuming Party copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for the Assuming Party to assume such prosecution, maintenance and defense.

8.2 Legal Actions.

8.2.1 Third Party Infringement.

(a) In General.

(i) Notice.  In the event either Party becomes aware of (i) any suspected infringement of any ARIAD Patent Rights or MERCK Patent Rights through the development or commercialization of an mTOR Inhibitor in the Field, or (ii) the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act for a product in the Field that includes a Collaboration Compound (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).  The Parties shall promptly meet to discuss the Infringement and to determine the collective overall strategy for patent enforcement.

(ii) MERCK Right to Enforce.  Unless otherwise determined by the Parties as part of their consideration of an overall patent strategy for Patent Rights involving Products, MERCK shall have the first right and option to address such Infringement by taking reasonable steps, which may include the institution of legal proceedings or other action.  All costs, including, without limitation, attorneys’ fees, relating to such legal proceedings or other action shall be borne by MERCK.  If MERCK does not take or initiate commercially reasonable steps to eliminate the Infringement within one hundred twenty (120) days from any Infringement Notice (or twenty (20) days in the case of an Infringement resulting from the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act), then ARIAD shall have the right and option to do so at its expense.

(iii) No Settlement.  Neither Party shall settle any Infringement claim or proceeding under Section 8.2.1(a)(ii) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Right to Representation.  Each Party shall have the right to participate and be represented by counsel that it selects, in any legal proceedings or other action instituted under Section 8.2.1(a)(ii) by the other Party.  If a Party with the right to initiate legal proceedings under Section 8.2.1(a)(ii) to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such legal proceedings, then the Party with the right to initiate legal proceedings under Section 8.2.1(a)(ii) may name the other Party as plaintiff in such legal proceedings or may require the Party with standing to initiate such legal proceedings at the expense of the other Party.

(c) Cooperation.  In any action, suit or proceeding instituted under this Section 8.2.1, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented using counsel of its own choice, at the requesting Party’s expense.

(d) Allocation of Proceeds.  Any amounts recovered by either Party pursuant to actions under Sections 8.2.1(a)(ii) with respect to any Infringement through the development or commercialization of an mTOR Inhibitor in the Territory, whether by settlement or judgment, shall be allocated in the following order: (A) first, to reimburse MERCK and ARIAD for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (B) then, to MERCK and ARIAD in the same proportion as MERCK’s historic profits on Net Sales of the Product affected by the Infringement bears to MERCK’s historic royalties paid to ARIAD hereunder in respect of such Net Sales, in each case as determined by agreement of the Parties or if the Parties fail to agree, pursuant to Section 12.1.

8.2.2 Defense of Claims.  In the event that any action, suit or proceeding is brought against either Party or any Affiliate or Sublicensee of either Party alleging the infringement of the Technology or Patent Rights of a Third Party by reason of or the Development or Commercialization, including, without limitation, the Manufacture, use or sale, of any Product, such Party shall notify the other Party within five (5) days of the earlier of (i) receipt of service of process in such action, suit or proceeding, or (ii) the date such Party becomes aware that such action, suit or proceeding has been instituted and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter.  Except as agreed by the Parties, (a)   MERCK shall have the obligation to defend such action, suit or proceeding at its sole expense; (b) ARIAD or any of its Affiliates or Sublicensees shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding.  Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.  In no event shall either Party settle or otherwise resolve any such action, suit or proceeding brought against the other Party or any of its Affiliates or sublicensees without the other Party’s prior written consent.

8.3 Trademark Prosecution and Registration.

8.3.1 MERCK shall, in its sole discretion, determine the trademark or trademarks to be used with regard to the Product in the Territory, and shall be the owner of the Product Trademarks.

8.3.2 MERCK shall be responsible for the filing, prosecution, defense and maintenance of all Product Trademarks before all trademark offices and courts in the Territory, and shall be solely responsible for all expenses incurred in connection therewith.  ARIAD shall, or shall cause its Affiliates to, assign to MERCK any trademark applications in the Territory filed in the name of ARIAD or its Affiliates in connection with the Product.  If any such application cannot be assigned, ARIAD shall file any documents that are necessary in order to abandon any interest in such application, and MERCK shall have the right to register any trademarks that were the subject of such applications in the Territory.  ARIAD shall also execute any documents required to transfer ownership of domain names which have been registered in connection with the Product or the Product Trademarks.

9.           TERM AND TERMINATION

9.1 Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 9.2, until the expiration of all obligations of MERCK to pay royalties or milestones with respect to the Territory. Upon the expiration of this Agreement as set forth in this Section 9.1, the license rights granted hereunder shall be converted to perpetual and fully paid-up licenses.

9.2 Termination.  Subject to Section 12.1(d), this Agreement may be terminated by either Party as follows:

9.2.1 Unilateral Right to Terminate.

(a) MERCK may terminate this Agreement by providing written notice to ARIAD not less than nine (9) months prior to the effective date of such termination.

(b) MERCK may terminate this Agreement at its sole discretion, after meeting with ARIAD as set forth below in Section 9.2.1(c), on written notice to ARIAD in the event that the President of Merck Research Laboratories, following such meeting, determines in good faith that it is not advisable for MERCK to continue Development or Commercialization of the Product for use in a Cancer Indication as a result of a serious safety issue regarding the use of the Product in a Cancer Indication.

(c) In the event that MERCK believes in good faith that it is not advisable for MERCK to continue Development or Commercialization of the Product as a result of a serious safety issue regarding the use of the Product in a Cancer Indication, MERCK and ARIAD agree to meet promptly following notice of such belief from MERCK to ARIAD in person or by videoconference. The President of Merck Research Laboratories will attend the meeting, and at such meeting, MERCK will (i) provide ARIAD with any preclinical and clinical data related to the Product not previously provided in writing by MERCK to ARIAD that demonstrates such serious safety issue; and (ii) explain in detail to ARIAD the basis for MERCK’s good faith belief that it is not advisable for MERCK to continue Development or Commercialization of the Product as a result of such serious safety issue, including the factors supporting MERCK’s belief, and ARIAD may provide to MERCK any preclinical and clinical data related to the Product that ARIAD believes will demonstrate that it is not inadvisable to continue Development or Commercialization of the Product for use in Cancer Indications.

(d) Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application with the ARIAD Patent Rights is pending or a patent within the ARIAD Patent Rights is issued, ARIAD may terminate this Agreement immediately upon written notice to MERCK in the event that MERCK or any of its Affiliates or Sublicensees Challenges any ARIAD Patent Right or voluntarily assists a Third Party in initiating a Challenge of any ARIAD Patent Right.

9.2.2 Termination for Breach or Under Section 3.6.2(a).  Except as set forth herein, (i) either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a material breach by the other Party of any term of this Agreement that remains uncured sixty (60) days (thirty (30) days in the event that the breach is a failure of a Party to make any payment required hereunder) after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured, and (ii) ARIAD may terminate this Agreement, effective immediately upon written notice to MERCK, for a failure to fulfill its obligations set forth in Section 3.6.2(a) that remains uncured sixty (60) days after ARIAD first gives written notice to MERCK of such failure and its intent to terminate this Agreement if such failure is not cured,.

9.2.3 Termination for Insolvency.  In the event that either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.  In connection therewith, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code.

9.2.4 Partial Termination Under Section 3.6.2(b).  In the event that the conditions set forth in Section 3.6.2(b) are met, ARIAD may terminate this Agreement with respect to the specific [***] Indication or the [***] Indication for which Section 3.6.2(b) applies, effective immediately upon written notice to MERCK, unless MERCK ceases the Competitive mTOR Inhibitor Activity with respect to such [***] Indication or [***] Indication within sixty (60) days after ARIAD first gives written notice to MERCK of its intent to terminate this Agreement with respect to the specific [***] Indication for which the conditions set forth in Section 3.6.2(b) are met.

9.3 Consequences of Termination of Agreement.  In the event of the termination of this Agreement pursuant to Section 9.2, the following provisions shall apply, as applicable.

9.3.1 Termination by ARIAD under 9.2.1(d),  9.2.2 or 9.2.3 or by MERCK under Section 9.2.1.  If this Agreement is terminated by MERCK pursuant to Section 9.2.1 or by ARIAD pursuant to Section 9.2.1(d), 9.2.2 or 9.2.3:

(a) all licenses and rights granted to MERCK, including without limitation, all licenses granted to MERCK under Article 6, shall immediately terminate and ARIAD shall no longer be subject to any obligations under Section 6.4.1 or Section 7.3 (ii);

(b) the licenses and rights granted by MERCK to ARIAD, including, without limitation, all licenses granted to ARIAD pursuant to Sections 6.1.2(a), (b) and (c) shall survive and shall, except as limited by the rights of third parties, become, fully-paid and royalty-free (but otherwise remain subject to the same limitations set forth in those Sections and otherwise in this Agreement), with the unrestricted right to grant sublicenses, and shall apply to all Collaboration Compounds, and in the case of termination by ARIAD pursuant to Section 9.2.2, MERCK shall continue to be subject to the obligations set forth in Section 6.4.2 for one (1) year following such termination.

(c) each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder; and

(d) upon request of ARIAD, MERCK shall promptly, and in any event within sixty (60) days after ARIAD’s request (which request may specify any or all of the actions in clauses (i) through (viii):  (i) grant to ARIAD an exclusive, worldwide, royalty-free, paid-up license under all Product Trademarks applicable to Products, if any, other than Product Trademarks incorporating the MERCK name or logo; (ii) transfer to ARIAD all of its right, title and interest in all Regulatory Filings, Drug Approval Applications and Regulatory Approvals then in its name applicable to Products, if any, and all Confidential Information Controlled by it as of the date of termination relied on by such Regulatory Filings, Drug Approval Applications and Regulatory Approvals; (iii) notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer; (iv) provide ARIAD with copies all correspondence between MERCK and such Regulatory Authorities relating to such Regulatory Filings, Drug Approval Applications and Regulatory Approvals; (v) unless expressly prohibited by any Regulatory Authority, transfer sponsorship and control to ARIAD of all Clinical Trials of Products being conducted as of the effective date of termination and continue to conduct such trials after the effective date of termination to enable such transfer to be completed without interruption of any such trial, as follows: (A) in the case of termination by MERCK under Section 9.2.1, MERCK will not be obligated to continue to conduct such Clinical Trials beyond the effective date of termination, but shall continue to conduct such Clinical Trials at its own expense until the effective date of termination, (B) in the case of termination by ARIAD under Section 9.2.1(d), 9.2.2 or 9.2.3, MERCK will be obligated to continue to conduct such trials beyond the effective date of termination for up to six (6) months from the effective date of termination, with the cost of such Clinical Trials until the effective date of termination being borne by MERCK and the cost of such Clinical Trials after the effective date of termination being at ARIAD’s expense, and (C) in the case of termination by MERCK pursuant to Section 9.2.1(b), if ARIAD requests the transfer of sponsorship and control of Clinical Trials, MERCK will be obligated to continue to conduct such Clinical Trials beyond the effective date of termination for up to three (3) months from the effective date of termination unless MERCK concludes, on the advice of counsel, that for legal or ethical reasons MERCK  should not continue to conduct such trials, with the cost of such Clinical Trials being subject to Section 9.3.1(e); (vi) cooperate with ARIAD, cause its Affiliates to cooperate with ARIAD and use Commercially Reasonable Efforts to require any Third Party with which MERCK has an agreement with respect to the conduct of Clinical Trials for Products or the Manufacture of Products (including, without limitation, agreements with contract manufacturing organizations, contract research organizations, clinical sites and investigators), to cooperate with ARIAD in order to accomplish the transfer to ARIAD of similar rights as held by MERCK under its agreements with such Third Parties; (vii) provide ARIAD at Manufacturing Cost all supplies of Collaboration Compounds and Products in the possession of MERCK or any Affiliate or contractor of MERCK and continue to supply Product to ARIAD until completion of the transfer of manufacturing technology and contracts with contract manufacturing organizations to ARIAD pursuant to the terms of this Agreement and/or the New Supply Agreement; and (viii) provide ARIAD with copies of all reports and data generated or obtained by MERCK or its Affiliates pursuant to this Agreement that relate to any Product that have not previously been provided to ARIAD.  The Parties will agree upon and implement plans for the orderly transition of Development, Manufacture and Commercialization from MERCK to ARIAD in a manner consistent with Applicable Law and standards of ethical conduct of human Clinical Trials and will seek to replace all MERCK personnel engaged in any Development, Manufacture or Commercialization activities, in each case, as promptly as practicable.  To the extent the provisions in the Development Transition Plan, Manufacturing Transition Plan and Commercialization Plan are applicable, such plans for orderly transition will be the same as the Development Transition Plan, Manufacturing Transition Plan and Commercialization Plan with the roles of the Parties reversed, and will reflect the obligations set forth in Sections 3.3, 3.4 and 3.5 with the roles of the Parties reversed.

(e) In the event this Agreement is terminated by MERCK pursuant to Section 9.2.1(b), (i) if ARIAD agrees with MERCK that it is not advisable to continue Development or Commercialization of the Product as a result of a serious safety issue regarding the  use of the Product in a Cancer Indication, then the Parties will promptly wind-down and terminate all Development and Commercialization of the Product and all costs of such wind-down and termination will be borne by MERCK and (ii) if ARIAD does not so agree, and requests the transfer of sponsorship and control of Clinical Trials pursuant to clause (v) of Section 9.3.1(d), then the cost of such Clinical Trials for the shorter of (x) three (3) months or (y) until transfer of sponsorship and control thereof to ARIAD, shall be shared equally by ARIAD and MERCK.  In all cases where ARIAD request the transfer of sponsorship and control of ongoing Clinical Trials, MERCK and ARIAD agree to work together to transfer sponsorship and control of any ongoing Clinical Trials to ARIAD  as soon as possible.

9.3.2 Termination by MERCK.  If this Agreement is terminated by MERCK pursuant to Section 9.2.2 or 9.2.3:

(a) all licenses granted by ARIAD to MERCK pursuant to Section 6.1.1, shall survive the termination in each case subject to MERCK’s continued payment of all milestone, royalty and other payments under and in accordance with this Agreement with respect thereto;

(b) all licenses granted by MERCK to ARIAD pursuant to Section 6.1.2(a) and 6.1.2(b) shall terminate, and in the case of termination by MERCK pursuant to Section 9.2.2, ARIAD shall continue to be subject to the obligations set forth in Section 6.4.1 for one (1) year following such termination;

(c) the licenses granted by MERCK to ARIAD pursuant to Section 6.1.2(c) shall survive;

(d) ARIAD’s option to Co-Promote the Product under Section 3.12 shall terminate; and

(e) each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

9.4 Partial Termination by ARIAD under Section 9.2.4.  If this Agreement is terminated by ARIAD with respect to any Major Cancer Indication or the Sarcoma Indication (a “Terminated Indication”) pursuant to Section 9.2.4:

(a)           if the Terminated Indication is a Major Cancer Indication, the definition of Major Cancer Indication  shall be deemed amended to exclude the Terminated Indication;

(b)           MERCK will cease to have any right or license to research, Develop, Manufacture or Commercialize any Product for use in the Terminated Indication;

(c)           the provisions of Section 9.3.1(a), (b) shall apply solely to the Terminated Indication, and the provisions of 9.3.1(c) shall apply only to Confidential Information that is not subject to a continuing license to Merck for Indications other than the Transferred Indication. ; and

(d)           In the event of a partial termination with regard to a Terminated Indication, and upon request of ARIAD, MERCK shall promptly, and in any event within sixty (60) days after ARIAD’s request (which request may specify any or all of the actions in clauses (i) through (vi):  (i) transfer to ARIAD all of its right, title and interest in all Regulatory Filings and pending Drug Approval Applications then in its name that are solely applicable to the Transferred Indication, if any, and provide to ARIAD copies of such Confidential Information Controlled by it as of the date of termination relied on by such Regulatory Filings and pending Drug Approval Applications (i) allow ARIAD to cross-reference Regulatory Filings, Drug Approval Applications and Regulatory Approvals then in its name that are not included in clause (ii)  to the extent applicable to the Transferred Indication, if any, and provide to ARIAD copies of all Confidential Information Controlled by it as of the date of termination relied on by such Regulatory Filings, Drug Approval Applications and Regulatory Approvals; (iii) notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer and/or  right of cross-reference; (iv) to the extent not already provided to ARIAD pursuant to Section 3.9.4(c) and to the extent applicable to the Transferred Indication, provide ARIAD with copies of all “significant” (as such term is defined in Section 3.9.4(c)) correspondence between MERCK and such Regulatory Authorities relating to such Regulatory Filings, Drug Approval Applications and Regulatory Approvals; (v) unless expressly prohibited by any Regulatory Authority, transfer sponsorship and control to ARIAD of all Clinical Trials of Products being conducted for the Transferred Indication as of the effective date of termination and continue to conduct such trials after the effective date of termination to enable such transfer to be completed without interruption of any such trial, for a reasonable period, but in no event longer than three (3) months, with the cost of such clinical trials after the effective date of termination being at ARIAD’s expense; (vi) cooperate with ARIAD, cause its Affiliates to cooperate with ARIAD and use Commercially Reasonable Efforts to require any Third Party with which MERCK has an agreement with respect to the conduct of Clinical Trials for Products for the Transferred Indication or the Manufacture of Products (including, without limitation, agreements with contract manufacturing organizations, contract research organizations, clinical sites and investigators), to cooperate with ARIAD in order to accomplish the obtaining by ARIAD of similar rights for the Transferred Indication as held by MERCK under its agreements with such Third Parties; and (vii) provide ARIAD with copies of all reports and data generated or obtained by MERCK or its Affiliates pursuant to this Agreement that relate to the Transferred Indication that have not previously been provided to ARIAD.  The Parties will agree upon and implement plans for the orderly transition of Development, Manufacture and Commercialization from MERCK to ARIAD for the Transferred Indication in a manner consistent with Applicable Law and standards of ethical conduct of human Clinical Trials and will seek to replace all MERCK personnel engaged in any Development, Manufacture or Commercialization activities for the Transferred Indication, in each case, as promptly as practicable.  To the extent the provisions in the Development Transition Plan, Manufacturing Transition Plan and Commercialization Plan are applicable, such plans for orderly transition will be the same as the Development Transition Plan, Manufacturing Transition Plan and Commercialization Plan with the roles of the Parties reversed, and will reflect the obligations set forth in Sections 3.3, 3.4 and 3.5 with the roles of the Parties reversed.

9.5 Surviving Provisions.  Termination or expiration of this Agreement for any reason shall be without prejudice to:

(a) Survival of rights specifically stated in this Agreement to survive, including without limitation as set forth in Section 9.3;

(b) the rights and obligations of the Parties provided in Sections 3.6.2(c) (only in the case of a termination by ARIAD pursuant to Section 9.2.2 as set forth in Section 3.6.2(a), 3.11.2(b), 4.4.2, 4.4.3, 4.4.4, 4.4.5, 5.1, 5.4, 6.1.4(c), 6.1.4(d), 6.2 (only as applied to licenses that survive), 6.3, 6.6 (for the period set forth therein),8.1.1, 8.1.2 and 8.1.3 and Articles 1, 7, 9, 10, 11 and 12 (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination except as provided in this Article 9; and

(c) any other rights or remedies provided at law or equity which either Party may otherwise have.

10.           REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties.  ARIAD and MERCK each represents and warrants to the other, as of the Effective Date, as follows:

10.1.1 Organization.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

10.1.2 Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

10.1.3 Binding Agreement.  This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

10.1.4 No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.2 Additional Representations of ARIAD.  ARIAD reaffirms, as of the Effective Date,  the representations and warranties made to MERCK, as follows

10.2.1 Licensed Patent Rights and Licensed Technology.

(a) All Licensed Patent Rights listed on Schedule 2 are existing and, to ARIAD’s Knowledge, no issued patents which are part of Licensed Patent Rights listed on Schedule 2 are invalid or unenforceable.  All ARIAD Patent Rights that (a) contain one or more claims that cover any Collaboration Compound or Product (including its Manufacture or its formulation or a method of its delivery or of its use); and (b) are necessary for MERCK to exercise the licenses granted to it pursuant to Sections 6.1.1(a), (b) and ( c) that are existing on the Effective Date are listed on Schedule 2.

(b) There are no claims, judgment or settlements against ARIAD pending, or to ARIAD’s Knowledge, threatened, that invalidate or seek to invalidate the Licensed Patent Rights.

(c) ARIAD has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Patent Rights and Licensed Technology in manner inconsistent with the terms hereof..

(d) To ARIAD's Knowledge, it is the sole and exclusive owner of the Licensed Patent Rights and Licensed Technology all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Licensed Patent Rights and Licensed Technology.

(e) ARIAD has disclosed to MERCK all reasonably relevant information Known to ARIAD regarding the Licensed Patent Rights and Licensed Technology.

(f) ARIAD has disclosed to MERCK the existence of any patent opinions related to the Licensed Patent Rights and Licensed Technology.

(g) There are no License Fees  that will be required to be paid to a Third Party as the result of inclusion of Ridaforolimus in the Product that arise under any agreement to which ARIAD is a party.

(h)  To ARIAD’s Knowledge, there are no License Fees that will be required to be paid to a Third Party as the result of inclusion of Ridaforolimus in the Product.

10.2.2  Intellectual Property.  (a) To ARIAD's Knowledge, it has sufficient legal and/or beneficial title under its Licensed Patents and Licensed Technology necessary to grant the rights contained in and to carry out its obligations under this Agreement; and (b) to ARIAD's Knowledge, the development, Manufacture, use or sale of Ridaforolimus, and Clinical Product in its current form, does not infringe any valid and enforceable patents issued as of the Effective Date owned by any Third Party.

11.           INDEMNIFICATION

11.1 Indemnification of MERCK by ARIAD.  ARIAD shall indemnify, defend and hold harmless MERCK, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “MERCK Indemnitees”), against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the MERCK Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including, without limitation, personal injury and product liability claims (collectively, “Claims”), arising out of the Manufacture, use or sale by ARIAD or any of its Affiliates, sublicensees, distributors or agents of any Product, except with respect to any Claim or Losses that result from a breach of this Agreement, the Supply Agreement or the New Supply Agreement by, or the gross negligence or willful misconduct of, MERCK; provided that, with respect to any Claim for which ARIAD has an obligation to any MERCK Indemnitee pursuant to this Section 11.1 and MERCK has an obligation to any ARIAD Indemnitee pursuant to Section 11.2, each Party shall indemnify each of the other Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

11.2 Indemnification of ARIAD by MERCK. MERCK shall indemnify, defend and hold harmless ARIAD, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “ARIAD Indemnitees”), against all Losses incurred by or imposed upon the ARIAD Indemnitees, or any of them, as a direct result of Claims arising out of (i) the Manufacture, use or sale by MERCK or any of its Affiliates, sublicensees, distributors or agents of any Product or (ii) actions taken by ARIAD at the direction of MERCK under any agreements pursuant to the last sentence of Section 3.3, except with respect to any Claim or Losses that result from a breach of this Agreement or the Supply Agreement or the New Supply Agreement by, or the gross negligence or willful misconduct of, ARIAD; provided that with respect to any Claim for which ARIAD has an obligation to any MERCK Indemnitee pursuant to Section 11.1 and MERCK has an obligation to any ARIAD Indemnitee pursuant to this Section 11.2, each Party shall indemnify each of the other Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

11.3 Conditions to Indemnification.  A Person seeking recovery under this Article 11 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from which indemnification is sought (the “Indemnifying Party”) and, provided that the Indemnifying Party is not contesting its obligation under this Article 11, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; provided that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

11.4 Indemnification Cap.  The total aggregate liability of the Indemnifying Party to the Indemnified Party under this Article 11, or under the Supply Agreement or any other basis of action (including without limitation common law tort and indemnity law) arising out of this Agreement, shall not exceed [***] dollars ($[***]); provided, however, failure of either Party to pay amounts due hereunder other than for indemnification (including, without limitation, payments due under Article 4 hereof, shall not be subject to the limitation of liability contained in this Section 11.4.

11.5 Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

11.5.1 No Warranty of Success.  Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) the Development Program will yield a Product or otherwise be successful or meet its goals, time lines or budgets, or (b) the outcome of the Development Program will be commercially exploitable in any respect.

11.6 Limited Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

12.           MISCELLANEOUS

12.1 Arbitration.  In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the breach or construction hereof, or the rights, duties or liabilities of either Party hereunder (each, an “Arbitration Matter”), the arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the AAA and otherwise as follows:

(a) The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical or biotechnology business who are independent of both Parties.  Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment.  If a Party fails to select an arbitrator or the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, such arbitrator shall be appointed by the AAA.  The place of arbitration shall be Boston, Massachusetts, if the notice of arbitration is brought by MERCK, and New York City, New York if the notice of arbitration is brought by ARIAD, and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Arbitration Matter is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Arbitration Matter pursuant to this Section 12.1.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ fees and any administrative fees of arbitration.

(c) Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Arbitration Matter would be barred by the applicable New York statute of limitations.

(d) The Parties agree that, in the event of an Arbitration Matter involving the alleged breach of this Agreement (including, without limitation, whether a Party has satisfied its diligence obligations hereunder), neither Party may terminate this Agreement until resolution of the Arbitration Matter pursuant to this Section 12.1, and any time period for cure will only commence after such resolution.

(e) The Parties hereby agree that any disputed performance or suspended performance pending the resolution of an Arbitration Matter that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrators.

(f) The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction.

(g) The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of Arbitration Matters presented.

12.2 Notices.  All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated from time to time:

If to MERCK:	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908)735-1246

And	Merck Sharp & Dohme Corp. One Merck Drive Attention: Chief Licensing Officer P.O. Box 100, WS2A-30 Whitehouse Station, NJ 08889-0100 Facsimile: (908)735-1214

If to ARIAD	ARIAD Pharmaceuticals, Inc. 26 Landsdowne Street Cambridge, MA 02139 Tel: (617) 494-0400 Fax: (617) 494-1828 Attention: Chief Executive Officer and General Counsel

With a copy to: Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 Attention: Jeffrey M. Wiesen, Esq. Tel: (617) 542-6000 Fax: (617) 542-2241

In addition, all notices to the JDC, JMC or JCC shall be sent to each Party’s designated members of such committees at such Party’s address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 12.2.

Except as otherwise expressly provided in this Agreement or mutually agreed in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) business days after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) five (5) business days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Parties at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 12.2.

12.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (U.S.A.), without regard to the application of principles of conflicts of law.

12.4 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

12.5 Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.6 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

12.7 Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.8 No Third Party Beneficiaries.  Except as set forth in Sections 11.1 and 11.2, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights by reason of this Agreement.

12.9 Purposes and Scope.  The Parties hereto understand and agree that this Collaboration is limited to the activities, rights and obligations as set forth in this Agreement and the Supply Agreement.  Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

12.10 Assignment and Successors: Effect of Acquisition of ARIAD.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, (i) in whole or in part, to any of its Affiliates, or (ii) in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

12.11 Force Majeure.  Neither MERCK nor ARIAD shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure.  In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.12 Interpretation.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.  In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and shall mean “including without limitation”.

12.13 Integration; Severability.  This Agreement and the Supply Agreement set forth  the entire agreement with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to such subject matter, including the Original Agreement,  as of and after the Restated Effective Date.  The relationship and performance of the parties under the Original Agreement through the Restated Effective Date is governed by the Original Agreement.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

12.14 Further Assurances.  Each of ARIAD and MERCK agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
Name:	Harvey J. Berger, M.D.
Title:	Chairman and Chief Executive Officer

MERCK SHARP & DOHME CORP.

By:	/s/ Peter S. Kim, Ph.D.
Name:	Peter S. Kim, Ph.D.
Title:	Executive Vice President and President, Merck Research Laboratories

SCHEDULE 1

[***]

[***]

Sched. 1-1

SCHEDULE 2

LICENSED PATENT RIGHTS

U.S. Patents
US Patent No. [***]
US Patent No. [***]

U.S. Patent Applications
US APPLN. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]
US Appln. Serial No. [***]

International Patent Applications
[***]

Sched. 2-1

SCHEDULE 3

COMMERICAL TRANSITION PLAN

Objective:  At completion of the transition Merck will have received from ARIAD all the commercial information and documentation in ARIAD’s possession to enable Merck to transition all US commercialization activities pursuant to the Ridaforolimus Product Commercialization Plan

Activity Description	Responsible Person	Target Date
1. Communication process with external vendors [***]	[***]	[***]

Activity Description	Responsible Person	Target Date
2. Communication process with professional societies, advocacy groups and heath care advisors [***]	[***]	[***]

Activity Description	Responsible Party	Target Date
3. 2010 ASCO Annual Meeting [***]	[***]	[***]

Activity Description	Responsible Party	Target Date
4. Transition Activities and Completion [***]	[***]	[***]

Activity Description	Responsible Party	Target Date
5. Billing process with external partners [***]	[***]	[***]

SCHEDULE 4.1

PRECLINICAL TRANSITION PLAN

Objective:                                At completion of the transition MERCK will have received from ARIAD all the technical information, data, and documentation in ARIAD’s possession or control to enable MERCK to conduct the pre-clinical Development activities pursuant to the Development Program

Activity Description	Responsible Person	Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

SCHEDULE 4.2

CLINICAL DEVELOPMENT TRANSITION PLAN

Objective: At completion of the transition MERCK will have received from ARIAD all the technical information, data, and documentation in ARIAD’s possession or control to enable MERCK to conduct the clinical development activities pursuant to the Development Program.

Activity Description	Responsible Person	Date
1. External Development Activity Management [***]	[***]	[***]

Activity Description	Responsible Person	Date
2. Clinical Database Management [***]	[***]	[***]
2. Clinical Database Management (cont’d) [***]	[***]	[***]

Activity Description	Responsible Person	Date
3. Clinical Trial Management, Samples, Data & Analytical Methods [***]	[***]	[***]
[***] [***]		TBD

Clinical Trial Definitions:
[***]

SCHEDULE 4.3

REGULATORY AND SAFETY TRANSITION PLAN

Objective:  At completion of the transition MERCK will have received from ARIAD all the technical information, data, and documentation in
ARIAD’s possession or control to enable MERCK to conduct the regulatory and safety responsibilities for the Development Program.

Activity Description	Responsible Person	Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

* Documents are considered “finalized” when such documents (nonclinical, clinical, CMC) intended for the sarcoma regulatory submission are listed as finalized in ARIAD’s FirstDocs document management system on the Restated Effective Date.

SCHEDULE 5

MANUFACTURING COST

“Manufacturing Cost” means, with respect to any API or Product or any intermediate of any of them, Manufactured by or on behalf of the Party responsible for Manufacturing such item (the “Manufacturing Party”), the Manufacturing Party’s costs (including the costs associated with product testing and release activities) of Manufacturing such API or Product or intermediate of any of them, in accordance with the terms of this Agreement or the New Supply Agreement, including the following components:
I.      For API or Product or any intermediate of any of them Manufactured at a Manufacturing Facility owned and operated by the Manufacturing Party or its Affiliates:
A.           [***]
          (i) [***]
          (ii) [***]
          (iii) [***]
B.           [***]
          (i) [***]
II.      For API, or Product or any intermediate of any of them outsourced to an Approved Manufacturer:
A.           [***]
B.           [***]
    (i)         [***]

Sched. 5-1

SCHEDULE 6

MANUFACTURING TRANSITION PLAN

Objective:  At completion of the transfer of the Licensed Technology, Merck will have received from ARIAD all the technical information, production records and process knowledge in ARIAD’ s possession or control to enable Merck to manufacture ridaforolimus drug substance (AP23573 / MK 8669), maintain clinical supply, and commercialize the Licensed Product.

Activity Description	Responsible Person	Target Date
1. External Manufacturing (EM) Management [***]	[***]	[***]
2.. Drug Substance Development & Manufacturing: [***]	[***]	[***]
3. Analytical Development and Support for Drug Substance [***]	[***]	[***]
4. Transfer of Rapamycin development information and GMP cell line [***]	[***]	[***]
5. Regulatory CMC Section Writing & Reviewing: [***]	[***]	[***]
6. Clinical Supply Chain and Distribution: [***]	[***]	[***]
7. Detailed Technical Transfer Plan [***]	[***]	[***]
8. Technical Support [***]	[***]	[***]

SCHEDULE 7

MATERIAL TERMS TO BE INCLUDED IN
FORM OF CO-PROMOTION AGREEMENT

The Co-Promotion Agreement to be negotiated by the Parties shall contain the following material terms. Capitalized terms used in this Schedule land not otherwise defined have the meanings given to them in the Agreement.

13.   Co-Promotion Rights.

13.1 ARIAD and MERCK hereby acknowledge and agree that the overall objective of co-promotion in the U.S. Territory is to reach a broad customer audience, ensure consistency of the marketing message for Co-Promoted Products and maximize the particular strengths that the Parties bring to the Co-Promotion of Co-Promoted Products.  All Detailing calls shall be made in such markets as MERCK reasonably considers to be appropriate for the successful Commercialization of such Co-Promoted Product with the objectives of allocating to each of ARIAD and MERCK target audience and accounts from which each such Party will have the opportunity to attain its Co-Promotion Detailing Target and of maximizing Operating Income.  Notwithstanding the commercially reasonable and diligent efforts of the Parties to effect an objective allocation of individual accounts and target audience between the Parties, the Parties recognize that it may be necessary from time to time to reassign individual accounts and/or target audience between the Parties and MERCK shall be entitled to review the allocation of accounts as it reasonably determines to be appropriate.  The Parties acknowledge and agree that MERCK will be the Responsible Party for overseeing and assessing the performance of the Detailing and Co-Promotion by the Parties of the Co-Promoted Product in the Co-Promotion Territory and will provide periodic updates to ARIAD and the JCC.

13.2 ARIAD will provide the Basic Detail Percentage (by FTE) and the Supplemental details in accordance with the Co-Promotion Agreement.

13.3 ARIAD and MERCK shall use an integrated sales force to Detail each Co-Promoted Product. In connection therewith, neither Party will, without the other Party’s prior written consent, use a Representative to Detail a Co-Promoted Product if that Representative is also Detailing a product that is approved for an indication that is directly competitive with the Co-Promoted Product.  ARIAD and MERCK hereby agree that each such Party shall be responsible for ensuring that its Representatives Detail each Co-Promoted Product in a manner consistent with the Product Commercialization Plan and/or the decisions of MERCK.  Notwithstanding the foregoing, in performing their respective Detailing obligations hereunder, each of the Parties agrees to (i) use Representatives with an experience profile appropriate for the target audience and Detailing role as described in the Product Commercialization Plan and (ii) provide its own sales management organization and infrastructure for its Representatives.  All ARIAD Representatives will have been recruited by ARIAD at ARIAD’s sole expense, and all MERCK representatives will have been recruited by MERCK at MERCK’s sole expense.

14. Commercialization Efforts.  Each Party shall use Commercially Reasonable Efforts to execute its Detailing obligations under each Product Commercialization Plan, in accordance with all Applicable Laws, and to cooperate diligently with each other in carrying out such Product Commercialization Plan.

15. Product Commercialization Plan and Commercialization Budget.

15.1 Detail Audit Rights.  ARIAD shall maintain written records of Details performed for a period of [***] ([***]) years from the date of performance. MERCK shall have the right to inspect such records of ARIAD to verify Detailing reports provided to MERCK under this Agreement.  ARIAD shall make its records available for inspection by appropriate representatives of MERCK during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from MERCK, solely to verify the accuracy of such statements.  Such inspection right shall not be exercised more than once in any Calendar Year. All information concerning such statements, and all information learned in the course of any audit or inspection, shall be Confidential Information of ARIAD.  MERCK shall pay the costs of such inspections, except that in the event there is any downward adjustment in the number of Details shown by such inspection of more than [***] percent ([***]%) of the number of Details reported in such statement, ARIAD shall pay the costs of such inspection.

16. Control Over Advertising and Detailing.

16.1 MERCK shall be responsible for the creation, preparation, production and reproduction of all promotional materials as well as pre-marketing educational materials for all Indications.

16.2 General Public Relations on the part of ARIAD need not be approved by MERCK but all representations and statements pertaining to Co-Promoted Products that appear in General Public Relations of ARIAD and include subject matter not previously approved by MERCK shall be subject to the approval of MERCK.

Sched. 7-1

16.3 All Advertising and Detailing undertaken by either Party hereto shall be undertaken in good faith with a view towards maximizing the sales of the applicable Co-Promoted Product.

16.4 Except with the prior written consent of the other Party, neither Party shall use the name of the other Party or any Affiliate of the other Party in Advertising, Detailing or General Public Relations except in materials approved by MERCK.

16.5 MERCK shall have sole responsibility for deciding on Pricing and for conducting all billing and collections for Co-Promoted Products.

16.6 MERCK shall have sole responsibility for arranging for the distribution and warehousing of Co-Promoted Products.

16.7 ARIAD shall annually certify to MERCK that its field sales force (including persons responsible for managing the field sales force) is properly trained with respect to both Product information and compliance with Applicable Laws.

17. Sales Efforts in the U.S. Territory.  As part of each Product Commercialization Plan for the U.S. Territory, the JCC shall determine the targeted level of sales of the applicable Co-Promoted Product for the Co-Promotion target audience for the Calendar Year covered by such Product Commercialization Plan. The Product Commercialization Plan shall include the number of Details and the allocation between the Parties of such Details to the defined target audience.  The Product Commercialization Plan shall also establish a minimum and maximum number of total Details by position (i.e., first or second position) to be conducted by the Parties each year for the Co-Promoted Product.  The Co-Promoted Product shall be included in each Party’s respective sales incentive bonus program for the corresponding sales representatives, with specified links to sales performance.  The JCC shall allocate physicians in the Co-Promotion target audience in an unbiased manner with the objectives of allocating to each Party those physicians in the Co-Promotion target audience with the appropriate Detailing frequency to optimize the penetration of such Co-Promoted Product and achieve such Co-Promotion’s sales target.  Notwithstanding the Commercially Reasonable Efforts of the Parties to effect an objective allocation between them, the Parties recognize that it may be necessary from time to time to reassign individual medical professionals in the target audience to optimize the targeted market opportunity, and, as a result, the JCC shall be entitled to review the allocation of medical professionals in the target audience as it reasonably determines to be appropriate. Neither Party may utilize Third Party contracted sales representatives without the express written consent of the other Party.

18. Performance Criteria/Detailing Shortfall.  The Parties shall agree in the Co-Promotion Agreement on criteria for measuring ARIAD’s performance under the Co-Promotion Agreement.  In the event that ARIAD fails to provide a number of Representatives or Details to satisfy its Co-Promotion responsibilities as set forth in the Co-Promotion Product Marketing and Sales Plan, MERCK can choose to provide additional sales representatives to cover the Detailing shortfall.

19. Training Program.  MERCK shall (a) develop a training program for the promotion of all Products (including, without limitation, all Co-Promoted Products in the U.S. Territory) and (b) train all Representatives of both Parties to be used for the Co-Promotion of Co-Promoted Products in the U.S. Territory prior to commencement of Detailing.  The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy and all such training shall be carried out at a time that is mutually acceptable to ARIAD and MERCK.  No Representative of either Party may Detail a Co-Promotion Product unless such representative successfully completes the training program described in this Section 7.  Except as provided herein, it is agreed that for the Product specific training, the internal costs and the out-of-pocket costs of such training programs (including, without limitation, the out-of-pocket costs of the development, production, printing of such training materials) shall be included as a Commercialization Cost under this Agreement.

Sched. 7-2

20. Co-Promotion Mechanism.

20.1 Sales.  All sales of Co-Promoted Products in the U.S. Territory shall be booked by MERCK. If, during the term of the Co-Promotion Agreement, ARIAD receives orders from customers for a Co-Promoted Product, it shall refer such orders to MERCK.

20.2 Processing of Orders for Co-Promoted Products.

20.2.1 All orders for Co-Promoted Products received and accepted by MERCK during the term of the Co-Promotion Agreement shall be executed by MERCK in a reasonably timely manner consistent with the general practices applied by it in executing orders for other pharmaceutical products sold by it or its Affiliates.

20.2.2 MERCK shall have the discretion to reject any order received by it for a Co-Promoted Product; provided, however, that MERCK shall not reject such orders on an arbitrary basis, but only with reasonable justification and consistent with the general policies applied by it with respect to orders for other pharmaceutical products sold by it or its Affiliates.

20.2.3 MERCK shall comply with all Applicable Laws in selling any Co Promoted Product.

21. Cost of Detailing.  MERCK will compensate ARIAD for its Co-Promotion activities, on a fee-for-Detail basis, commensurate with MERCK standards for oncology specialty sales representatives.  The fee-for-Detail reimbursement includes costs for Representative salary and benefits, auto leases, incentive bonus and allocated business manager salary. [Details of calculation of fee per detail to be discussed and added]

22. Sales Information Integration.  The Parties will strive to establish a transparent and compatible sales reporting system for Co-Promoted Products to facilitate call planning and Representatives activities, and all costs related to such integration shall be Commercialization Costs.

23. Requests for Medical Information.  Regardless of Co-Promotion option status (exercise or not) MERCK shall have the exclusive right to respond, in written communications, to all unsolicited questions or requests that it receives from physicians, pharmacists or other healthcare professionals about Co-Promoted Products to the extent that such requests cannot be addressed by referring to the prescribing information, approved reprints or other approved literature (a “Professional Information Request” or “PIR”).  MERCK shall use Commercially Reasonable Efforts to respond to PIR requests within [***] ([***]) business days of the request and will copy ARIAD on all such responses.  If, during the term of the Co-Promotion Agreement, ARIAD receives such requests for Medical Information from customers for a Co-Promoted Product, it shall refer all such requests to MERCK.

24. Miscellaneous.  Other customary terms, including confidentiality, indemnification and termination.

Sched. 7-3

SCHEDULE 8

MERCK GLOBAL HEALTH GUIDANCE DOCUMENTS

[***]

Sched. 8-1